                                                                   EXHIBIT 10.32




                               EXCHANGE AGREEMENT



                                    BETWEEN


                             SFX BROADCASTING, INC.
                       SFX BROADCASTING OF KANSAS, INC.,
                           SFXKS LIMITED PARTNERSHIP,
                     SFX BROADCASTING OF FLORIDA, INC., AND
                       SOUTHERN STARR LIMITED PARTNERSHIP
                       (COLLECTIVELY, THE "SFX PARTIES")



                                      AND



                       CAPSTAR ACQUISITION COMPANY, INC.



                                  DATED AS OF



                                  MAY 23, 1997

                               TABLE OF CONTENTS

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                                    ARTICLE I

                                  DEFINED TERMS

         1.1.    Defined Terms  . . . . . . . . . . . . . . . . . . . . . . .  2
         1.2.    References and Titles  . . . . . . . . . . . . . . . . . . . 13
         1.3.    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . 13

                                   ARTICLE II

                           EXCHANGE AND OTHER ACTIONS

         2.1.    Agreement to Exchange  . . . . . . . . . . . . . . . . . . . 14
         2.2.    SFX Assets . . . . . . . . . . . . . . . . . . . . . . . . . 14
         2.3.    SFX Excluded Assets  . . . . . . . . . . . . . . . . . . . . 15
         2.4.    Capstar Assets . . . . . . . . . . . . . . . . . . . . . . . 16
         2.5.    Capstar Excluded Assets  . . . . . . . . . . . . . . . . . . 17
         2.6.    [Reserved] . . . . . . . . . . . . . . . . . . . . . . . . . 18
         2.7.    Adjustments and Prorations . . . . . . . . . . . . . . . . . 18
         2.8.    Assumption of Liabilities and Obligations  . . . . . . . . . 20
         2.9.    Amendment to Hicks Agreement . . . . . . . . . . . . . . . . 22

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1.    Representations and Warranties Regarding the SFX Parties.  . 22
                                                                              --
         3.2.    Representations and Warranties Regarding Capstar . . . . . . 32

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1.    Conduct of Business by the SFX Parties and Capstar . . . . . 42
         4.2.    Negative Trade Balance . . . . . . . . . . . . . . . . . . . 44
         4.3.    Environmental Site Assessments . . . . . . . . . . . . . . . 45
         4.4.    Broadcast Transmission Interruption  . . . . . . . . . . . . 45

                                    ARTICLE V

                          COVENANTS OF THE SFX PARTIES

         5.1.    No Solicitation of Transactions  . . . . . . . . . . . . . . 46
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                                      (i)
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         5.2.    Assistance . . . . . . . . . . . . . . . . . . . . . . . . . 46
         5.3.    Compliance With Station Licenses . . . . . . . . . . . . . . 46
         5.4.    Third Party Consents . . . . . . . . . . . . . . . . . . . . 47
         5.5.    Employee Matters . . . . . . . . . . . . . . . . . . . . . . 47

                                   ARTICLE VI

                              COVENANTS OF CAPSTAR

         6.1.    No Solicitation of Transactions  . . . . . . . . . . . . . . 47
         6.2.    Assistance . . . . . . . . . . . . . . . . . . . . . . . . . 48
         6.3.    Compliance With Station Licenses . . . . . . . . . . . . . . 48
         6.4.    Third Party Consents . . . . . . . . . . . . . . . . . . . . 49
         6.5.    Employee Matters . . . . . . . . . . . . . . . . . . . . . . 49
         6.6.    Benchmark Acquisition Indemnification  . . . . . . . . . . . 49

                                   ARTICLE VII

                                MUTUAL COVENANTS

         7.1.    Access and Information . . . . . . . . . . . . . . . . . . . 49
         7.2.    Notification of Certain Matters  . . . . . . . . . . . . . . 51
         7.3.    Application for FCC Consents . . . . . . . . . . . . . . . . 51
         7.4.    Control of Stations  . . . . . . . . . . . . . . . . . . . . 52
         7.5.    Other Governmental Consents  . . . . . . . . . . . . . . . . 52
         7.6.    Brokers or Finders . . . . . . . . . . . . . . . . . . . . . 52
         7.7.    Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . 52
         7.8.    Risk of Loss - SFX Assets  . . . . . . . . . . . . . . . . . 53
         7.9.    Risk of Loss - Capstar Assets  . . . . . . . . . . . . . . . 53
         7.10.   Additional Agreements  . . . . . . . . . . . . . . . . . . . 54
         7.11.   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . 55

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1.    Conditions to Each Party's Obligation  . . . . . . . . . . . 56
         8.2.    Conditions to Obligation of Capstar  . . . . . . . . . . . . 57
         8.3.    Conditions to Obligation of the SFX Parties  . . . . . . . . 58

                                   ARTICLE IX

                                     CLOSING

         9.1.    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . 60
         9.2.    Actions to Occur at Closing  . . . . . . . . . . . . . . . . 61

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                                      (ii)

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                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         10.1.   Termination  . . . . . . . . . . . . . . . . . . . . . . . . 64
         10.2.   Effect of Termination  . . . . . . . . . . . . . . . . . . . 66

                                   ARTICLE XI

                                 INDEMNIFICATION

         11.1.   Indemnification of Capstar . . . . . . . . . . . . . . . . . 67
         11.2.   Indemnification of the SFX Parties . . . . . . . . . . . . . 67
         11.3.   Defense of Third-Party Claims  . . . . . . . . . . . . . . . 67
         11.4.   Direct Claims  . . . . . . . . . . . . . . . . . . . . . . . 68
         11.5.   Limitations  . . . . . . . . . . . . . . . . . . . . . . . . 68

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1.   Survival of Representations, Warranties, and Covenants . . . 69
         12.2.   Further Actions  . . . . . . . . . . . . . . . . . . . . . . 70
         12.3.   Amendment and Modification . . . . . . . . . . . . . . . . . 70
         12.4.   Waiver of Compliance . . . . . . . . . . . . . . . . . . . . 70
         12.5.   Specific Performance . . . . . . . . . . . . . . . . . . . . 70
         12.6.   Severability . . . . . . . . . . . . . . . . . . . . . . . . 70
         12.7.   Expenses and Obligations . . . . . . . . . . . . . . . . . . 70
         12.8.   Parties in Interest  . . . . . . . . . . . . . . . . . . . . 70
         12.9.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . 71
         12.10.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 72
         12.11.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 72
         12.12.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 72
         12.13.  Public Announcements . . . . . . . . . . . . . . . . . . . . 72
         12.14.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . 72
         12.15.  Director and Officer Liability . . . . . . . . . . . . . . . 73
         12.16.  No Reversionary Interest . . . . . . . . . . . . . . . . . . 73
         12.17.  No Waiver Relating to Claims for Fraud . . . . . . . . . . . 73





                                     (iii)

Annexes:

Annex A          --       The SFX Stations
Annex B          --       The Capstar Stations

EXHIBITS:

Exhibit A        --       Form of SFX Bill of Sale and Assignment
Exhibit B        --       Form of Capstar Bill of Sale and Assignment
Exhibit C        --       Form of SFX Assumption Agreement
Exhibit D        --       Form of Capstar Assumption Agreement
Exhibit E        --       Form of Opinion of Vinson & Elkins L.L.P.
Exhibit F        --       Form of Opinion of Leibowitz & Associates, P.A.
Exhibit G        --       Form of Opinion of SFX Broadcasting, Inc.
Exhibit H        --       Form of Opinion of Fisher, Wayland, Cooper, Leader &
                          Zaragoza L.L.P.
Exhibit I        --       Form of Release of Claims

SFX SCHEDULES:

Schedule 2.2(j)  --       SFX Choses in Action
Schedule 2.3(a)  --       Excluded SFX Real Property
Schedule 2.3(i)  --       Excluded SFX Personal Property
Schedule 2.8(c)  --       SFX Trade Deals
Schedule 3.1(a)  --       Qualification to do Business and Good Standing
Schedule 3.1(e)  --       SFX Unrecorded Liabilities and Conduct of Business
Schedule 3.1(f)  --       SFX Licenses and Permits
Schedule 3.1(g)  --       SFX Litigation
Schedule 3.1(h)  --       SFX Insurance
Schedule 3.1(i)  --       SFX Owned Real Estate
Schedule 3.1(j)  --       SFX Leased Real Property
Schedule 3.1(k)  --       SFX Personal Property
Schedule 3.1(l)  --       SFX Liens and Encumbrances
Schedule 3.1(o)  --       Certain SFX Agreements
Schedule 3.1(p)  --       SFX Employee Benefit Plans; Labor
Schedule 3.1(q)  --       SFX Patents, Trademarks, Etc.
Schedule 8.3(e)  --       SFX Real Estate Title Commitment

CAPSTAR SCHEDULES:

Schedule 2.4(j)  --       Capstar Choses in Action
Schedule 2.5(a)  --       Excluded Capstar Real Property
Schedule 2.5(i)  --       Excluded Capstar Personal Property
Schedule 2.8(d)  --       Capstar Trade Deals
Schedule 3.2(a)  --       Qualification to do Business and Good Standing
Schedule 3.2(e)  --       Capstar Unrecorded Liabilities and Conduct of
                          Business
Schedule 3.2(f)  --       Capstar Licenses, Capstar Permits and Investigations
Schedule 3.2(g)  --       Capstar Litigation
Schedule 3.2(h)  --       Capstar Insurance
Schedule 3.2(i)  --       Capstar Owned Real Estate





                                      (iv)

Schedule 3.2(j)  --       Capstar Leased Real Property
Schedule 3.2(k)  --       Capstar Personal Property
Schedule 3.2(l)  --       Capstar Liens and Encumbrances
Schedule 3.2(o)  --       Certain Capstar Agreements
Schedule 3.2(p)  --       Capstar Employee Benefit Plans; Labor
Schedule 3.2(q)  --       Capstar Patents, Trademarks, Etc.
Schedule 8.2(e)  --       Capstar Real Estate Title Commitment





                                      (v)

                               EXCHANGE AGREEMENT

         This EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of May 23, 1997, between SFX Broadcasting, Inc., a Delaware corporation, SFX Broadcasting of Kansas, Inc., a Delaware corporation, SFXKS Limited Partnership, a Delaware limited partnership, SFX Broadcasting of Florida, Inc., a Delaware corporation, Southern Starr Limited Partnership, a Delaware limited partnership (each referred to individually as a "SFX Party" and collectively, the "SFX Parties"), and Capstar Acquisition Company, Inc., a Delaware corporation ("Capstar").

                                R E C I T A L S

         A. The SFX Parties are the licensees of and own and operate the radio stations as listed on Annex A hereto (each referred to individually as a "SFX Station" and collectively, the "SFX Stations") pursuant to licenses issued by the Federal Communications Commission ("FCC").

         B. Upon completion of the Benchmark Acquisition (as hereinafter defined), Capstar will be the licensee, owner and operator of each of the radio stations listed on Annex B hereto (each referred to individually as a "Capstar Station" and collectively, the "Capstar Stations") pursuant to licenses issued by the FCC.

         C. Each SFX Party desires to exchange substantially all the assets used or held by it for use in the operation of its SFX Stations, both tangible and intangible, excluding the SFX Excluded Assets (as hereinafter defined), for substantially all the assets used or held for use in the operation of each of the Capstar Stations, both tangible and intangible, excluding the Capstar Excluded Assets (as hereinafter defined), and by so doing to acquire the radio broadcast business presently conducted by the Capstar Stations, upon the terms and conditions hereinafter set forth.

         D. Capstar desires to exchange substantially all the assets to be used or held for use in the operation of each of the Capstar Stations, both tangible and intangible, excluding the Capstar Excluded Assets, for substantially all the assets used or held for use in the operation of each of the SFX Stations, both tangible and intangible, excluding the SFX Excluded Assets, and by so doing to acquire the radio broadcast business presently conducted by the SFX Stations, upon the terms and conditions hereinafter set forth.

                              A G R E E M E N T S

         NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS

         1.1. DEFINED TERMS. The following terms shall have the following meanings in this Agreement:

                 "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

                 "Applicable Laws" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over the SFX Assets or Capstar Assets, as applicable, or the business or operations of each of the SFX Stations or the Capstar Stations, as applicable, as may be in effect on or prior to the Closing .

                 "Benchmark" means Benchmark Communications Radio Limited Partnership and its Affiliates.

                 "Benchmark Agreement" means that certain Agreement and Plan of Merger, as amended, dated December 9, 1996, by and among Benchmark Communications Limited Partnership, Benchmark Acquisition, Inc., Benchmark Radio Acquisition Fund I Limited Partnership, Benchmark Radio Acquisition Fund IV Limited Partnership, Benchmark Radio Acquisition Fund VII Limited Partnership, Benchmark Radio Acquisition Fund VIII Limited Partnership, Joseph
L. Mathias IV, Bruce R. Spector, Capstar Broadcasting Partners, Inc., and BCR Holding, Inc.

                 "Benchmark Acquisition" means the transactions contemplated by the Benchmark Agreement.

                 "business day" means any other day than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

                 "Capstar" means Capstar Acquisition Company, Inc. and its permitted successors and assigns. After an assignment pursuant to Section 12.14, Capstar shall mean the Affiliate to which this Agreement has been assigned and Capstar shall no longer mean Capstar Acquisition Company, Inc.

                 "Capstar Accounts Receivable" means the rights of Capstar to cash payment for the sale of advertising time by the Capstar Stations prior to 11:59 p.m. on the day prior to the Closing Date.

                 "Capstar Applications" has the meaning set forth in Section
7.3

                 "Capstar Assets" means all the tangible and intangible assets owned, leased, or licensed by Capstar that are used or held for use in connection with the business or operations of any of the Capstar Stations, but specifically excluding therefrom the Capstar Excluded Assets.

                 "Capstar Assumed Contracts" means (a) those Capstar Contracts set forth on Schedule 3.1(o) identified as being assumed by the SFX Parties and all other contracts of Capstar entered into by Benchmark or Capstar in the ordinary course of business that relate to the Capstar Assets or the business or operation of the Capstar Assets or any part thereof, (b) all other non-trade advertising Capstar Contracts for cash entered into by Benchmark or Capstar for any of the Capstar Stations and which are terminable on not more than 30 days notice, (c) all Capstar Contracts entered into by Benchmark or Capstar on or after the date of this Agreement and before the Closing in accordance with the applicable provisions of Section 4.1, and (d) Capstar Trade Deals described in Section 2.8.

                 "Capstar Assumption Agreement" means the Capstar Assumption Agreement between Capstar and each SFX Party substantially in the form of Exhibit D.

                 "Capstar Bill of Sale and Assignment" means the Capstar Bill of Sale and Assignment between Capstar and each SFX Party substantially in the form of Exhibit B.

                 "Capstar Company Reports" has the meaning set forth in Section 3.2(e).

                 "Capstar Contracts" means any agreement, contract, or other binding commitment or arrangement, written or oral (including any amendments and other modifications thereto), to which Capstar is a party or is otherwise bound and which affect or relate to the Capstar Assets or the business or operations of each of the Capstar Stations.

                 "Capstar Date" means the date of the closing of the Benchmark Acquisition.

                 "Capstar Employee Benefit Plan" means an "employee benefit plan" of Capstar within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Capstar or any member of the Capstar ERISA Group maintained by any such entity or as to which any such entity has any liability or obligation.

                 "Capstar ERISA Group" has the meaning set forth in Section 3.2(p).

                 "Capstar Excluded Assets" has the meaning set forth in Section 2.5.

                 "Capstar FCC Consents" means actions by the FCC granting its initial consent to the assignment of the Capstar FCC Licenses for each of the Capstar Stations to the SFX Parties as contemplated by this Agreement.

                 "Capstar FCC Licenses" means all of the licenses, permits, and other authorizations issued by the FCC to Capstar and applications of Capstar, if any, to the FCC relating to or used in the business or operations of each of the Capstar Stations, including those listed on Schedule 3.2(f), and any additions thereto between the date hereof and the Closing Date.

                 "Capstar Final Order" means written action or order issued by the FCC setting forth the Capstar FCC Consents (without the inclusion of any adverse conditions affecting the SFX Parties' operation or ownership of any Capstar Station) and (a) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and for the FCC to set aside the action on its own motion has expired or (ii) in the event of review, reconsideration, or appeal, such review, reconsideration, or appeal has been denied and the time for further review, reconsideration, or appeal has expired.

                 "Capstar Indemnified Costs" means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Capstar Indemnified Parties incurs and that arise out of any breach or default by any SFX Party of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith;
(b) any and all losses, liabilities, or damages incurred by any of the Capstar Indemnified Parties resulting from any SFX Party's operation or control of any of the SFX Stations prior to the Closing Date, including any and all liabilities arising under the SFX Licenses or the SFX Assumed Contracts which relate to events occurring prior to the Closing Date (the items in clauses (a) and (b) being "Capstar Indemnified Representation Costs"); (c) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Capstar Indemnified Parties incurs and that arise out of any breach or default by any SFX Party of any covenant or agreement under this Agreement or any agreement or document executed in connection herewith; (d) any and all obligations or liabilities of any SFX Party under any contract or agreement not expressly assumed by Capstar pursuant to the terms hereof; (e) the items indemnified against pursuant to Sections 6.2 and 7.7(a); and (f) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing; provided, however, that insofar as the items in this clause (f) relate to the items in clause (a) or (b) above, such items shall constitute Capstar Indemnified Representation Costs.

                 "Capstar Indemnified Parties" means Capstar and each officer, director, employee, consultant, stockholder, and Affiliate of Capstar.

                 "Capstar Intellectual Property" means all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents and all other intellectual property rights whether registered or not, licensed to or owned by Capstar relating to the business or operations of any Capstar Station, including the call letters of each of the Capstar Stations, and the goodwill related to the foregoing.

                 "Capstar Leased Real Property" means all of the Capstar's leasehold interests, easements, licenses, rights to access and rights-of-way which are used or held for use in the business and operations of any Capstar Station, including those interests which are identified and described in
Schedule 3.2(j), as modified by any addition or permitted deletion thereto between the date hereof and the Closing Date.

                 "Capstar Licenses" means the Capstar FCC Licenses and all Capstar Permits issued by any Governmental Entity to Capstar relating to or used or held for use in the business and operations of any Capstar Station, including those listed on Schedule 3.2(f), with any additions thereto between the date hereof and the Closing Date.

                 "Capstar Liens" has the meaning set forth in Section 3.2(l).

                 "Capstar Negative Trade Balance" has the meaning set forth in
Section 4.2.

                 "Capstar Owned Real Property" means those parcels of real property owned in fee and used or held for use by Capstar as described in
Schedule 3.2(i), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, including any right, title, and interest of Capstar in and to any street or other property adjoining any portion of such property.

                 "Capstar Pension Plans" has the meaning set forth in Section 3.2(p).

                 "Capstar Permits" has the meaning set forth in Section 3.2(m)(iii).

                 "Capstar Permitted Encumbrances" means (a) statutory Capstar Liens for current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due, (c) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) other liens, charges or encumbrances incidental to the operation of the Capstar Stations or the ownership of the Capstar Assets which were not incurred in connection with the borrowing of money or the advance of credit and which, in the aggregate, do not materially detract from the value of the Capstar Assets or materially interfere with the use thereof or the operation of the Capstar Stations, and (e) Capstar Liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of the Capstar Assets or the continuation of the operation of any Capstar Station.

                 "Capstar Personal Property" means all of the machinery, equipment (including the transmitter and studio equipment), computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by Capstar for any Capstar Station and which are used or held for use in the business or operations of any Capstar Station, including the personal property which is listed on Schedule 3.2(k) hereto, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with Section 4.1. The term Capstar Personal Property shall not include any of the Capstar Excluded Assets.

                 "Capstar Real Property" means the Capstar Leased Real Property and the Capstar Owned Real Property.

                 "Capstar Station Event" has the meaning set forth in Section
9.1.

                 "Capstar Station Licenses" has the meaning set forth in
Section 3.2(f).

                 "Capstar Title Commitment" means the commitment to issue an owner's title policy as provided in Section 8.3(e).

                 "Capstar Trade Deals" means the exchanges by a Capstar Station of its advertising time for goods or services, other than in connection with the licensing of programs and programming material.

                 "Capstar Transaction Documents" has the meaning set forth in
Section 3.2(c).

                 "Capstar Warranty Deed" means a South Carolina general warranty deed in form and substance reasonably acceptable to each SFX Party and the Title Company pursuant to which Capstar conveys to the SFX Parties the Capstar Owned Real Property at the Closing.

                 "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1.

                 "Choses in Action" means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.

                 "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article IX.


                 "Closing Date" means the date of the Closing specified in
Article IX.

                 "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

                 "Communications Act" has the meaning set forth in Section
3.1(f).

                 "Consents" means all governmental consents and approvals, including the Capstar FCC Consents and the SFX FCC Consents, as appropriate, and all consents and approvals of third parties, in each case that are necessary in to consummate the transactions contemplated hereby.

                 "Employee Pension Benefit Plan" has the meaning set forth in
Section 3(2) of ERISA.

                 "Environmental Costs or Liabilities" has the meaning set forth in Section 3.1(m)(iv).

                 "Environmental Laws" means all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing may be amended and in effect on or prior to the Closing.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "ESA" means Phase I or Phase II environmental site assessments.

                 "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

                 "Existing Capstar ESAs" means environmental site assessments with respect to the Capstar Real Property.

                 "Existing SFX ESAs" means environmental site assessments with respect to the SFX Real Property.

                 "FCC" has the meaning set forth in the first recital hereto.

                 "GAAP" means generally accepted accounting principles in the United States.

                 "Governmental Entity" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

                 "Hazardous Substances" has the meaning set forth in Section 3.1(m)(iv).

                 "Hicks Agreement" means that certain Amended and Restated Agreement, dated June 19, 1996, between SFX Broadcasting, Inc. and R. Steven Hicks.

                 "HSR Act" has the meaning set forth in Section 3.1(d).

                 "Indemnification Representation Costs" means the Capstar Indemnified Representation Costs or the SFX Indemnified Representation Costs, as the case may be.

                 "Indemnified Costs" means the Capstar Indemnified Costs or the SFX Indemnified Costs, as the case may be.

                 "Indemnified Parties" means the Capstar Indemnified Parties or the SFX Indemnified Parties, as the case may be.

                 "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

                 "Know-how" means all plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information.

                 "Knowledge" means, with respect to a specified party hereto, the actual knowledge of such party and all Station Management, station engineers, consulting engineers, corporate counsel, and FCC counsel, together with such additional knowledge as would be acquired by a reasonable person upon conducting reasonable and diligent inquiry concerning the subject matter in question.

                 "Material Adverse Effect" means a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), liabilities, or prospects of the Capstar Stations or the SFX Stations, as applicable.

                 "Multiemployer Plan" has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

                 "Patents" means all patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing).

                 "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

                 "Release" means a Release of Claims between Capstar and each SFX Party substantially in the form of Exhibit I.

                "Schedules" means the Schedules attached hereto.

                 "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

                 "SFX Accounts Receivable" means the rights of an SFX Party to cash payment for the sale of advertising time by the SFX Stations prior to 11:59 p.m. on the day prior to the Closing Date.

                 "SFX Applications" has the meaning set forth in Section 7.3

                 "SFX Assets" means all the tangible and intangible assets owned, leased, or licensed by each SFX Party that are used or held for use in connection with the business or operations of any of the SFX Stations, whether or not reflected on the SFX Financial Statements or SFX Balance Sheets, but specifically excluding therefrom the SFX Excluded Assets.

                 "SFX Assumed Contracts" means (a) those SFX Contracts set forth on Schedule 3.1(o) identified as being assumed by Capstar and all other contracts of a SFX Party entered into in the ordinary course of business prior to the date of this Agreement that relate to the SFX Assets or the business or operation of the SFX Assets or any part thereof, (b) all other non-trade advertising SFX Contracts for cash entered into by a SFX Party for any of the SFX Stations prior to the date of this Agreement and which are terminable on not more than 30 days notice, (c) all SFX Contracts entered into by a SFX Party on or after the date of this Agreement and before the Closing in accordance with the applicable provisions of Section 4.1, and (d) SFX Trade Deals described in Section 2.8.

                 "SFX Assumption Agreement" means the SFX Assumption Agreement between Capstar and each SFX Party substantially in the form of Exhibit C.

                 "SFX Balance Sheets" has the meaning set forth in Section
3.1(e).

                 "SFX Balance Sheet Date" has the meaning set forth in Section 3.1(e).

                 "SFX Bill of Sale and Assignment" means the SFX Bill of Sale and Assignment between Capstar and each SFX Party substantially in the form of Exhibit A.

                 "SFX Company Reports" has the meaning set forth in Section 3.1(e).

                 "SFX Contracts" means all agreements, contracts, or other binding commitments or arrangements, written or oral (including any amendments and other modifications thereto), to which any SFX Party is a party or is otherwise bound and which affect or relate to the SFX Assets or the business or operations of each of the SFX Stations.

                 "SFX Employee Benefit Plans" means any "employee benefit plan" of each SFX Party within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of any SFX Party or any member of the SFX ERISA Group maintained by any such entity or as to which any such entity has any liability or obligation.

                 "SFX ERISA Group" has the meaning set forth in Section 3.1(p).

                 "SFX Excluded Assets" has the meaning set forth in Section
2.3.

                 "SFX FCC Consents" means actions by the FCC granting its initial consent to the assignment of the SFX FCC Licenses for each of the SFX Stations to Capstar as contemplated by this Agreement.

                 "SFX FCC Licenses" means all of the licenses, permits, and other authorizations issued by the FCC to each SFX Party and applications of each SFX Party, if any, to the FCC relating to or used in the business or operations of each of the SFX Stations, including those listed on Schedule 3.1(f), and any additions thereto between the date hereof and the Closing Date.

                 "SFX Final Order" means written action or order issued by the FCC setting forth the SFX FCC Consents (without the inclusion of any adverse conditions affecting Capstar's operation or ownership of any SFX Party's SFX Station) and (a) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and for the FCC to set aside the action on its own motion has expired or (ii) in the event of review, reconsideration, or appeal, such review, reconsideration, or appeal has been denied and the time for further review, reconsideration, or appeal has expired.

                 "SFX Financial Statements" has the meaning set forth in
Section 3.1(e).

                 "SFX Indemnified Costs" means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the SFX Indemnified Parties incurs and that arise out of any breach or default by Capstar of any of the representations, or warranties under this Agreement or any agreement or document executed in connection herewith; (b) any and all losses, liabilities, or damages incurred by any of the SFX Indemnified Parties resulting from Capstar's operation or control of any of the Capstar Stations prior to the Closing Date, including any and all liabilities arising under the Capstar Licenses or the Capstar Assumed Contracts which relate to events occurring prior to the Closing Date (the items in clause (a) and (b) being "SFX Indemnified Representation Costs"); (c) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the SFX Indemnified Parties incurs and that arise out of any breach or default by Capstar of any covenant or agreement under this Agreement or any agreement or document executed in connection herewith; (d) any and all obligations or liabilities of Capstar under any contract or agreement not expressly assumed by any SFX Party pursuant to the terms hereof ; (e) the items indemnified against pursuant to Sections 5.2 and 7.7(b); and (f) any and all actions, suits, proceedings claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing; provided, however, that insofar as the items in this clause (f) relate to the items in clause (a) or (b) above, such items shall constitute SFX Indemnified Representation Costs.

                 "SFX Indemnified Parties" means each SFX Party and each officer, director, employee, consultant, stockholder, and Affiliate thereof.

                 "SFX Intellectual Property" means all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents and all other intellectual property rights whether registered or not, licensed to or owned by any SFX Party relating to the business or operations of any SFX Station, including the call letters of each of the SFX Stations and the goodwill related to the foregoing.

                 "SFX Leased Real Property" means all of each SFX Party's leasehold interests, easements, licenses, rights to access and rights-of-way which are used or held for use in the business and operations of any SFX Station, including those interests which are identified and described in
Schedule 3.1(j), as modified by any addition or permitted deletion thereto between the date hereof and the Closing Date.

                 "SFX Licenses" means the SFX FCC Licenses and all SFX Permits issued by any Governmental Entity to each SFX Party relating to or used or held for use in the business and operations of any SFX Station, including those listed on Schedule 3.1(f), with any additions thereto between the date hereof and the Closing Date.

                 "SFX Liens" has the meaning set forth in Section 3.1(l).

                 "SFX Negative Trade Balance" has the meaning set forth in
Section 4.2.

                 "SFX Owned Real Property" means those parcels of real property owned in fee and used or held for use by each SFX Party as described in
Schedule 3.1(i), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, including any right, title, and interest of such SFX Party in and to any street or other property adjoining any portion of such property.

                 "SFX Parties" and "SFX Party" have the meaning set forth in the first paragraph of this Agreement, and it includes their permitted successors and assigns. After an assignment pursuant to Section 12.14, SFX Parties and SFX Party shall mean the Affiliate to which this Agreement has been assigned and SFX Parties and SFX Party shall no longer have the meaning as set forth in the first paragraph of this Agreement.

                 "SFX Pension Plans" has the meaning set forth in Schedule
3.1(p).

                 "SFX Permits" has the meaning set forth in Section
3.1(m)(iii).

                 "SFX Permitted Encumbrances" means (a) statutory SFX Liens for current Taxes not yet due and payable, (b) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due, (c) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (d) other liens, charges or encumbrances incidental to the operation of any SFX Station or the ownership of the SFX Assets which were not incurred in connection with the borrowing of money or the advance of credit and which, in the aggregate, do not materially detract from the value of the SFX Assets or materially interfere with the use thereof or the operation of any SFX Station, and (e) SFX Liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of the SFX Assets or the continuation of the operation of any SFX Station.

                 "SFX Personal Property" means all of the machinery, equipment (including the transmitter and studio equipment), computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by each SFX Party for any SFX Station and which are used or held for use in the business or operations of any SFX Station, including the personal property which is listed on Schedule 3.1(k) hereto, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with Section 4.1. The term SFX Personal Property shall not include any of the SFX Excluded Assets.

                 "SFX Real Property" means the SFX Leased Real Property and the SFX Owned Real Property.

                 "SFX Station Event" has the meaning set forth in Section 9.1.

                 "SFX Station Licenses" has the meaning set forth in Section 3.1(f).

                 "SFX Title Commitment" means the commitment to issue an owner's title policy as provided in Section 8.2(e).

                 "SFX Trade Deals" means the exchanges by a SFX Station of its advertising time for goods or services, other than in connection with the licensing of programs and programming material.

                 "SFX Transaction Documents" has the meaning set forth in
Section 3.1(c).

                 "SFX Warranty Deed" means a Kansas or Florida general warranty deed in form and substance reasonably acceptable to Capstar and the Title Company pursuant to which each SFX Party conveys to Capstar the SFX Owned Real Property at the Closing.

                 "Station Management" has the meaning set forth in Section
4.1(b).

                 "Tax Returns" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                 "Taxes" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement.

                 "Title Company" means Republic Title of Texas, Inc., 300 Crescent Court, Suite 100, Dallas, Texas 75201.

                 "Trademarks" means (a) trademarks, service marks, trade names, trade dress, labels, logos, and all other names and slogans associated with any products or embodying the goodwill of the business of any Capstar Station or SFX Station, as applicable, whether or not registered, and any applications or registrations therefor and (b) any associated goodwill incident thereto.

         1.2. REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," " and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

         1.3.    SCHEDULES.

                 (a) Any Schedule provided by Capstar under this Agreement shall be delivered on or before 30 days after the Capstar Date. The information provided in such Schedules shall be as of the Capstar Date. In addition, Capstar shall deliver the Existing Capstar ESAs on or before 30 days after the Capstar Date.

                 (b) Any schedule provided by the SFX Parties under this Agreement shall be delivered on or before 30 days after the date of this Agreement. The information provided in such schedules shall be as of the date of this Agreement. In addition, the SFX Parties shall deliver the existing SFX ESAs on or before 30 days after the date of this Agreement.

                                   ARTICLE II

                           EXCHANGE AND OTHER ACTIONS

         2.1. AGREEMENT TO EXCHANGE. Subject to the terms and conditions set forth in this Agreement and except for the SFX Excluded Assets, each of the SFX Parties hereby agrees that it shall assign, transfer and deliver to Capstar on the Closing Date, all of the SFX Assets owned or otherwise held by such SFX Party, free and clear of any SFX Liens or liabilities (except for the SFX Permitted Encumbrances and liabilities assumed by Capstar in accordance with
Section 2.8) and except for the Capstar Excluded Assets, Capstar hereby agrees that it shall assign, transfer and deliver to the SFX Parties on the Closing Date, all of the Capstar Assets, free and clear of any Capstar Liens or liabilities (except for the Capstar Permitted Encumbrances and liabilities assumed by the SFX Parties in accordance with Section 2.8)

         2.2. SFX ASSETS. The SFX Assets to be assigned, transferred and delivered by the SFX Parties hereunder shall include the following:

                 (a)      All SFX Personal Property;

                 (b)      All SFX Leased Real Property;

                 (c)      All SFX Owned Real Property;

                 (d)      All SFX Licenses and SFX Permits;

                 (e)      All SFX Assumed Contracts;

                 (f)      All SFX Intellectual Property;

                 (g) Each of the SFX Station's technical information and data, machinery and equipment warranties (to the extent such warranties are assignable), if any, maps, plans, diagrams, blueprints and schematics relating to such SFX Station, if any, including filings with the FCC which relate to such SFX Station, and goodwill relating to the foregoing;

                 (h) All books and records relating to the business and operation of any SFX Station (excluding those described in, or relating to the assets described in, Section 2.3), including (i) executed copies of the SFX Assumed Contracts, or if no executed agreement exists, summaries of each SFX Assumed Contract transferred pursuant to clause (e) above and (ii) all records required by the FCC to be kept by each SFX Station, subject to the right of each SFX Party to copy and have such books and records made reasonably available to such SFX Party for tax and other legitimate organization purposes for a period of six years after the Closing Date;

                 (i) To the extent assignable, all computer programs and software, and all rights and interests of each SFX Party in and to computer programs and software used in connection with the business or operations of any SFX Station;

                 (j) Except for claims relating to Taxes and all of each SFX Party's Choses in Action described in Schedule 2.2(j), all of each SFX Party's Choses in Action; and

                 (k) All intangible assets of each SFX Party relating to any SFX Station or the business or operation of any SFX Station not specifically described above, including goodwill, and all other assets, other than the SFX Excluded Assets, used or held for use in connection with any SFX Station or the business of such SFX Party.

         2.3. SFX EXCLUDED ASSETS. The SFX Excluded Assets shall consist of the following:

                 (a)      The SFX Real Property described in Schedule 2.3(a);

                 (b) Each SFX Party's books and records relating solely to internal corporate matters and any other books and records not related to any SFX Station or the business or operations of any SFX Station;

                 (c) Any claims, rights and interest of each SFX Party in and to any (i) refunds of Taxes or fees of any nature whatsoever or
         (ii) deposits or utility deposits, which, in each case, relate solely to the period prior to the Closing Date;

                 (d) All insurance contracts, including the cash surrender value thereof, and all insurance proceeds or claims made by each SFX Party relating to property or equipment repaired, replaced or restored by such SFX Party prior to the Closing Date;

                 (e) All of the SFX Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the SFX Employee Benefit Plans;

                 (f) All of each SFX Party's Choses in Action, if any, excluded from Section 2.2(j);

                 (g) All tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as otherwise permitted under the terms hereof;

                 (h) Any collective bargaining agreement, any other SFX Contract not included in the SFX Assumed Contracts, and all SFX Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder;

                 (i) The personal effects and other personal property, if any, identified on Schedule 2.3(i);

                 (j) In each case determined as of 11:59 p.m. on the day prior to the Closing Date, each SFX Party's cash on hand as of the Closing Date and all other cash in any of such SFX Party's bank or savings accounts; notes receivable, letters of credit or other similar items of each SFX Party; any stocks, bonds, certificates of deposit and similar investments of each SFX Party; and any other cash equivalents of each SFX Party; and

                  (k)      All of the SFX Accounts Receivable.


         2.4. CAPSTAR ASSETS. The Capstar Assets to be assigned, transferred and delivered by Capstar hereunder shall include the following:

                 (a)      All Capstar Personal Property;

                 (b)      All Capstar Leased Real Property;

                 (c)      All Capstar Owned Real Property;

                 (d)      All Capstar Licenses and Capstar Permits;

                 (e)      All Capstar Assumed Contracts;

                 (f)      All Capstar Intellectual Property;

                 (g) Each of the Capstar Station's technical information and data, machinery and equipment warranties (to the extent such warranties are assignable), if any, maps, plans, diagrams, blueprints and schematics relating to such Capstar Station, if any, including filings with the FCC which relate to such Capstar Station, and goodwill relating to the foregoing;

                 (h) All books and records relating to the business and operation of any of the Capstar Stations (excluding those described in, or relating to the assets described in, Section 2.5), including
         (i) executed copies of the Capstar Assumed Contracts, or if no executed agreement exists, summaries of each Capstar Assumed Contract transferred pursuant to clause (e) above and (ii) all records required by the FCC to be kept by each Capstar Station, subject to the right of Capstar to copy and have such books and records made reasonably available to Capstar for tax and other legitimate organization purposes for a period of six years after the Closing Date;

                 (i) To the extent assignable, all computer programs and software, and all rights and interests of Capstar in and to computer programs and software used in connection with the business or operations of any Capstar Station;

                 (j) Except for claims relating to Taxes and all Capstar's Choses in Action described in Schedule 2.4(j), all Capstar's Choses in Action; and

                 (k) All intangible assets of Capstar relating to any Capstar Station or the business or operation of any Capstar Station not specifically described above, including goodwill, and all other assets, other than the Capstar Excluded Assets, used or held for use in connection with any Capstar Station or the business of Capstar.

         2.5. CAPSTAR EXCLUDED ASSETS. The Capstar Excluded Assets shall consist of the following:

                 (a)      The Capstar Real Property described in Schedule
         2.5(a);

                 (b) Capstar's books and records relating solely to internal corporate matters and any other books and records not related to any Capstar Station or the business or operations of any Capstar Station;

                 (c) Any claims, rights and interest of Capstar in and to any (i) refunds of Taxes or fees of any nature whatsoever or (ii) deposits or utility deposits, which, in each case, relate solely to the period prior to the Closing Date;

                 (d) All insurance contracts, including the cash surrender value thereof, and all insurance proceeds or claims made by Capstar relating to property or equipment repaired, replaced or restored by Capstar prior to the Closing Date;

                 (e) All of Capstar Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with Capstar Employee Benefit Plans;

                 (f)      All Capstar's Choses in Action, if any, excluded from
         Section 2.4(j);

                 (g) All tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as otherwise permitted under the terms hereof;

                 (h) Any collective bargaining agreement, any other Capstar Contract not included in the Capstar Assumed Contracts, and all Capstar Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder;

                 (i) The personal effects and other personal property, if any, identified on Schedule 2.5(i);

                 (j) In each case determined as of 11:59 p.m. on the day prior to the Closing Date, Capstar's cash on hand as of the Closing Date and all other cash in any of Capstar's bank or savings accounts; notes receivable, letters of credit or other similar items of Capstar; any stocks, bonds, certificates of deposit and similar investments of Capstar; and any other cash equivalents of Capstar; and

                 (k)      All of the Capstar Accounts Receivable.

         2.6.    [RESERVED]

         2.7.    ADJUSTMENTS AND PRORATIONS.

                 (a) All revenues arising from the operation of the SFX Stations earned or accrued up until 11:59 p.m. on the day prior to the Closing Date, and all expenses, costs and liabilities, arising therefrom incurred, accrued or payable up until such time, including expenses arising under the SFX Assumed Contracts, tower rentals, business and license fees, utility charges, real and personal property taxes levied against the SFX Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, other Taxes, wages, salaries, vacation, sick and employee compensation pay shall be prorated between the SFX Parties and Capstar in accordance with the principle that (i) each SFX Party shall receive all revenues, refunds and deposits of such SFX Party held by third parties, and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of such SFX Party's SFX Station for the period ending at 11:59 p.m. on the day prior to the Closing Date and (ii) Capstar shall receive all revenues earned or accrued and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of each SFX Station for the period commencing on and continuing after the Closing Date. An adjustment and proration shall be made in favor of Capstar to the extent that Capstar assumes any liability under any SFX Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to each SFX Party by any lessee or other third party which is not otherwise credited to Capstar. Subject to Capstar's receipt of appropriate estoppel certificates, an adjustment and proration shall be made in favor of the SFX Parties to the extent that any SFX Party has made (A) any security deposit under any SFX Assumed Contract whether or not there is a proration under such SFX Assumed Contract or (B) other prepayment under any SFX Assumed Contracts for which there is a proration. Each SFX Party shall be liable for all of the costs of employee compensation relating to each of the SFX Stations properly attributable to or accruable on account of service with such SFX Party through 11:59 p.m. on the date prior to the Closing Date, including (1) all Taxes and related contributions, vacations and sick pay and (2) all group medical, dental or death benefits for expenses incurred, related to or arising from, events occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, or death or disability occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, whether reported by the Closing Date or thereafter; Capstar will be liable for all of the costs of employee compensation relating to each of the SFX Stations, properly attributable or accruable thereafter on account of service with Capstar. Except as provided in Section 2.8(c), SFX Trade Deals shall not be adjusted or prorated. Adjustments or prorations pursuant to this
Section 2.7(a) will, insofar as feasible, be determined and paid in accordance with Section 2.7(c) on the Closing Date based upon each SFX Party's good faith calculation delivered to Capstar five days prior to the Closing Date and reasonably approved by Capstar, with final settlement and payment by the appropriate party occurring pursuant to Section 2.7(d).

                 (b) All revenues arising from the operation of the Capstar Stations earned or accrued up until 11:59 p.m. on the day prior to the Closing Date, and all expenses, costs and liabilities, arising therefrom incurred, accrued or payable up until such time, including expenses arising under the Capstar Assumed Contracts, tower rentals, business and license fees, utility charges, real and personal property taxes levied against the Capstar Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, other Taxes, wages, salaries, vacation, sick and employee compensation pay shall be prorated between the SFX Parties and Capstar in accordance with the principle that (i) Capstar shall receive all revenues, refunds and deposits of Capstar held by third parties, and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of each Capstar Station for the period ending at 11:59 p.m. on the day prior to the Closing Date and (ii) the SFX Parties shall receive all revenues earned or accrued and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of each Capstar Station for the period commencing on and continuing after the Closing Date. An adjustment and proration shall be made in favor of the SFX Parties to the extent that a SFX Party assumes any liability under any Capstar Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Capstar by any lessee or other third party which is not otherwise credited to such SFX Party. Subject to a SFX Party's receipt of appropriate estoppel certificates, an adjustment and proration shall be made in favor of Capstar to the extent that Capstar has made (A) any security deposit under any Capstar Assumed Contract whether or not there is a proration under such Capstar Assumed Contract or (B) other prepayment under any Capstar Assumed Contracts for which there is a proration. Capstar shall be liable for all of the costs of employee compensation relating to each of the Capstar Stations properly attributable to or accruable on account of service with the Capstar through 11:59 p.m. on the date prior to the Closing Date, including (1) all Taxes and related contributions, vacations and sick pay and (2) all group medical, dental or death benefits for expenses incurred, related to or arising from, events occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, or death or disability occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, whether reported by the Closing Date or thereafter; the SFX Parties will be liable for all of the costs of employee compensation relating to each of the Capstar Stations, properly attributable or accruable thereafter on account of service with any SFX Party. Except as provided in Section 2.8(d), Capstar Trade Deals shall not be adjusted or prorated. Adjustments or prorations pursuant to this Section 2.7(b) will, insofar as feasible, be determined and paid in accordance with Section 2.7(c) on the Closing Date based upon Capstar's good faith calculation delivered to each SFX Party five days prior to the Closing Date and reasonably approved by each SFX Party, with final settlement and payment by the appropriate party occurring pursuant to Section 2.7(d).

                 (c) Based on the initial determination of the adjustments and prorations in Sections 2.7(a) and 2.7(b), the parties shall:

                          (i) In the event that the initial determination of the net adjustments and prorations favors Capstar, the SFX Parties shall pay to Capstar the excess via wire transfer of immediately available funds.

                          (ii) In the event that the initial determination of the net adjustments and prorations favors the SFX Parties, Capstar shall pay to the SFX Parties the excess via wire transfer of immediately available funds.

                 (d)      (i)     Within 60 days after the Closing Date, each
         of Capstar and the SFX Parties shall submit to each other a good faith actual determination of the adjustments or prorations required by
         Section 2.7(a) or 2.7(b), as applicable.

                          (ii)    (A)      In the event that the actual net
         adjustments and prorations favors Capstar, the SFX Parties shall pay the excess less the amount previously paid to Capstar under Section 2.7(c)(i), if any, to Capstar via wire transfer of immediately available funds.

                                  (B)      In the event that the actual net
         adjustments and prorations favors the SFX Parties, Capstar shall pay the excess less the amount previously paid to the SFX Parties under
         Section 2.7(c)(ii), if any, to the SFX Parties via wire transfer of immediately available funds.

                          (iii) Each SFX Party's and Capstar's determination of the amount of adjustments under this Section 2.7(d) shall be made in accordance with GAAP, consistently applied. Each of Capstar and the SFX Parties shall request their respective accountants, Coopers & Lybrand LLP and Ernst & Young LLP, to consult with each other regarding preparation of the actual adjustment amounts in this Section 2.7(d). If any SFX Party or Capstar disagrees with the determination made by the other of any adjustment in this Section 2.7(d), such party shall give prompt written notice thereof, but in no event later than 20 days after notice of such determination, specifying in reasonable detail the nature and extent of the disagreement, and the SFX Parties and Capstar shall have a period of 30 days in which to resolve the disagreement. If the parties are unable to resolve the disagreement within the 30-day period, the matter shall be submitted to Arthur Andersen LLP, an independent certified public accounting firm, which accounting firm shall be directed to submit a final resolution within 30 days. The accounting firm's determination shall be binding on each SFX Party and Capstar. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and shall share equally the fees and expenses of Arthur Andersen LLP, if engaged, to resolve any disagreement between the parties. Within five business days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this Section 2.7(d) via wire transfer of immediately available funds.

         2.8. ASSUMPTION OF LIABILITIES AND OBLIGATIONS. (a) As of the Closing Date, Capstar shall assume and undertake to pay, discharge and perform all the obligations and liabilities of the SFX Parties relating to each SFX Station under the SFX Licenses and the SFX Assumed Contracts assumed by Capstar relating to the time period beginning on or arising out of events occurring on or after the Closing Date. All other obligations and liabilities of each SFX Party, including (i) obligations or liabilities under any contract not included in the SFX Assumed Contracts, (ii) obligations or liabilities under any SFX Assumed Contract for which a Consent, if required, has not been obtained as of the Closing Date, (iii) any obligations and liabilities arising under the SFX Assumed Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date and
(iv) any forfeiture, claim or pending litigation or proceeding relating to the business or operations of any SFX Station prior to the Closing Date, shall remain and be the obligation and liability solely of such SFX Party. Other than as specified in the first sentence of this Section 2.8(a), Capstar, directly or indirectly, shall assume no liabilities or obligations of each SFX Party and shall not be liable therefor.

                 (b) As of the Closing Date, the SFX Parties shall assume and undertake to pay, discharge and perform all the obligations and liabilities of Capstar relating to each Capstar Station under the Capstar Licenses and the Capstar Assumed Contracts assumed by the SFX Parties relating to the time period beginning on or arising out of events occurring on or after the Closing Date. All other obligations and liabilities of Capstar, including (i) obligations or liabilities under any contract not included in the Capstar Assumed Contracts, (ii) obligations or liabilities under any Capstar Assumed Contract for which a Consent, if required, has not been obtained as of the Closing Date, (iii) any obligations and liabilities arising under the Capstar Assumed Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date and (iv) any forfeiture, claim or pending litigation or proceeding relating to the business or operations of any Capstar Station prior to the Closing Date, shall remain and be the obligation and liability solely of Capstar. Other than as specified in the first sentence of this Section 2.8(b), each SFX Party, directly or indirectly, shall assume no liabilities or obligations of Capstar and shall not be liable therefor.

                 (c) Schedule 2.8(c) contains a list of all of the SFX Trade Deals in effect as of the date hereof and correctly sets forth the balance, in dollar value, of either (i) each SFX Party's obligations to the other party under such SFX Trade Deals (denoted by a minus on Schedule 2.8(c)) or (ii) the amount due to each SFX Party under such SFX Trade Deals (reflected as a positive on Schedule 2.8(c)). On the Closing Date, Capstar shall assume each SFX Party's obligations under (i) the SFX Trade Deals listed on Schedule 2.8(c) to the extent that the goods or services to be provided by the advertisers pursuant to such SFX Trade Deals are solely used or useful in connection with the business or operations of any SFX Station and (ii) all SFX Trade Deals entered into by each SFX Party between the date hereof and the Closing Date with the consent of Capstar. The SFX Trade Deals assumed by Capstar pursuant to the terms of this Section 2.8(c) shall be considered SFX Assumed Contracts.

                 (d) Schedule 2.8(d) contains a list of all of the Capstar Trade Deals in effect as of the Capstar Date and correctly sets forth the balance, in dollar value, of either (i) Capstar's obligations to the other party under such Capstar Trade Deals (denoted by a minus on Schedule 2.8(d)) or
(ii) the amount due Capstar under such Capstar Trade Deals (reflected as a positive on Schedule 2.8(d)). On the Closing Date, the SFX Parties shall assume Capstar's obligations under (i) the Capstar Trade Deals listed on
Schedule 2.8(d) to the extent that the goods or services to be provided by the advertisers pursuant to such Capstar Trade Deals are solely used or useful in connection with the business or operations of any Capstar Station, (ii) all Capstar Trade Deals entered into by Benchmark between the date hereof and the Capstar Date with the consent of the SFX Parties, and (iii) all Capstar Trade Deals entered into by Capstar between the Capstar Date and the Closing Date with the consent of the SFX Parties. The Capstar Trade Deals assumed by the SFX Parties pursuant to the terms of this Section 2.8(d) shall be considered Capstar Assumed Contracts.

         2.9. AMENDMENT TO HICKS AGREEMENT Concurrently with the execution of this Agreement, the SFX Parties shall cause SFX Broadcasting, Inc. to deliver an executed amendment (with the understanding that such amendment is a material inducement to Capstar entering into this Agreement) to that certain Amended and Restated Agreement, dated June 19, 1996, between SFX Broadcasting, Inc. and R. Steven Hicks (the "Hicks Agreement"). The amendment shall delete
Section 3(i) of the Hicks Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1.    REPRESENTATIONS AND WARRANTIES REGARDING THE SFX PARTIES.
Each SFX Party, jointly and severally, represents and warrants to Capstar as follows (with the understanding that Capstar is relying on such representations and warranties in entering into and performing this Agreement).

                   (a)      Organization, Good Standing, Etc.

                          (i) Each SFX Party that is a corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state listed on Schedule 3.1(a), which states represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. No SFX Party that is a corporation is in violation of any provisions of its Articles of Incorporation or Bylaws.

                          (ii) Each SFX Party that is a limited partnership is duly formed and validly existing as a limited partnership under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry out its business as now being conducted and is duly qualified and in good standing to do business in each state listed on Schedule 3.1(a), which states represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary. No SFX Party that is a limited partnership is in violation of any provisions of its certificate of limited partnership or limited partnership agreement.

                 (b) Subsidiaries of the SFX Parties. Each SFX Party does not own, directly or indirectly, any equity interest in any other corporation, partnership, or other person or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, or other person.

                 (c) Authority. Each SFX Party has full power and authority to enter into this Agreement, the SFX Bill of Sale and Assignment, the SFX Assumption Agreement, and each other agreement, document, and instrument required to be executed by such SFX Party in accordance herewith (collectively, the "SFX Transaction Documents") and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the SFX Transaction Documents by each SFX Party and the consummation by such SFX Party of the transactions contemplated hereby or thereby has been duly authorized by all necessary action on the part of such SFX Party, including, without limitation, the requisite approval of the holders of the outstanding capital stock of such SFX Party entitled to vote thereon or the requisite approval of the partners of such SFX Party entitled to vote thereon, as applicable. The SFX Transaction Documents have been, or upon execution and delivery will be, duly executed and delivered and constitute the valid and binding obligations of each SFX Party enforceable, jointly and severally, against each of them in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 (d) No Conflict; Required Filings and Consents. The execution and delivery of the SFX Transaction Documents by each SFX Party does not and the performance by each SFX Party of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.1(d) or on Schedule 3.1(o), (A) violate, conflict with, or result in any breach of any provision of such SFX Party's Articles of Incorporation and Bylaws or certificate of limited partnership and limited partnership agreement, as applicable, (B) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of such SFX Party or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any lien, charge, security interest, or encumbrance upon any of the SFX Assets under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which such SFX Party is a party or by which it or any of the SFX Assets may be bound or subjected, or (C) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation, of any Governmental Entity applicable to such SFX Party or by which or to which any of the SFX Assets is bound or subject. No Consent of any Governmental Entity is required by or with respect to any SFX Party or Affiliate thereof in connection with the execution and delivery of any SFX Transaction Documents by any SFX Party or Affiliate thereof or the consummation of the transactions contemplated hereby or thereby, except for (1) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (2) the SFX FCC Consents (as contemplated by Section 7.3 hereof).

                 (e) Reports; Financial Statements; Absence of Certain Changes or Events.

                          (i) Each SFX Party has timely filed all forms, reports, statements, and other documents required to be filed with the FCC. Each SFX Party has filed all forms, reports, statements, and other documents required to be filed with any and all other Governmental Entities. (All such forms, reports, statements and other documents required to be filed with the FCC or any other Governmental Entity are referred to herein, collectively, as the "SFX Company Reports"). The SFX Company Reports were prepared in all material respects in accordance with the requirements of applicable law.

                          (ii) The SFX Parties have delivered to Capstar copies of (A) the audited balance sheets of SFX Broadcasting, Inc. as of December 31, 1995 and December 31, 1996, together with the audited statements of income and cash flows of SFX Broadcasting, Inc. for the periods then ended, and the notes thereto, accompanied by the reports thereon of Ernst & Young LLP, independent public accountants, and (B) the unaudited balance sheet of SFX Broadcasting, Inc. as of March 31, 1997, together with the related unaudited statements of income for the periods then ended (such audited and unaudited financial statements collectively being referred to as the "SFX Financial Statements").
         The SFX Financial Statements, including the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and present accurately the information purported to be presented therein as of such dates and for the periods then ended.

                          (iii) Except as disclosed in Schedule 3.1(e), there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of each SFX Party that is not reflected or reserved against in the SFX Broadcasting, Inc. balance sheet for the period ended March 31, 1997 (the "SFX Balance Sheets"), other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practice since March 31, 1997 (the "SFX Balance Sheet Date"), or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the SFX Financial Statements.

                          (iv) Except as disclosed in Schedule 3.1(e), since the SFX Balance Sheet Date, each SFX Party has conducted its business only in the ordinary course consistent with past practice and nothing has occurred that would have been prohibited by Section 4.1 if the terms of such section had been in effect as of and after the SFX Balance Sheet Date. Since the SFX Balance Sheet Date, there has not occurred, and each SFX Party has not incurred or suffered, any event, circumstance, or fact that could result in a Material Adverse Effect. Additionally, since the SFX Balance Sheet Date, there has not occurred, and each SFX Party has not incurred or suffered, any event, circumstance, or fact that materially impairs the physical assets of any of the SFX Stations.

                 (f)      Compliance with Applicable Laws: FCC Matters.

                          (i) The business of each SFX Party has been conducted in compliance in all material respects with each Applicable Law. Except as disclosed in Schedule 3.1(f), no investigation or review by any Governmental Entity with respect to each SFX Party is pending or, to the Knowledge of such SFX Party, threatened. Without limiting the generality of the foregoing, the each SFX Party has complied with the Communications Act of 1934, as amended, and all material rules, regulations and written policies of the FCC thereunder (collectively, the "Communications Act"), all obligations with respect to equal employment opportunity under Applicable Law, and all material rules and regulations of the Federal Aviation Administration applicable to each of the towers used or held for use by a SFX Station. In addition, each SFX Party has duly and timely filed, or caused to be so filed, with the FCC and other appropriate Governmental Entities all reports, statements, documents, registrations, filings, or submissions with respect to the operation of each SFX Station and the ownership thereof, including, applications for renewal of authority required by Applicable Law to be filed. All such FCC filings complied in all material respects with Applicable Laws when made, and no deficiencies have been asserted with respect to any such filings. The material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of each SFX Station is in such files.

                          (ii) Schedule 3.1(f) is a true and complete list of (A) all of the SFX FCC Licenses, including the expiration dates thereof, as of the date of this Agreement and (B) all other material licenses, permits, or authorizations issued to each SFX Party by any other Governmental Entities and held by them as of the date of this Agreement. Such SFX FCC Licenses, licenses, permits, and authorizations, and all pending applications for modification, extension, or renewal thereof or for new licenses, permits, permissions, or authorizations, are collectively referred to herein as the "SFX Station Licenses." Schedule 3.1(f) accurately lists the legally authorized holder(s) of the SFX Station Licenses. The SFX Station Licenses constitute all the licenses, permits and authorizations required for the operation of each of the SFX Stations and the business of each SFX Party, and each of the SFX Station Licenses is in full force and effect. Each SFX Station has been operated in all material respects in accordance with the terms of its station licenses and each SFX Party is otherwise in compliance with, and have conducted its business so as to comply with, the terms of such SFX Station Licenses. There are no proceedings pending or, to the Knowledge of each SFX Party, threatened with respect to such SFX Party's ownership or operation of any SFX Station which reasonably may be expected to result in the revocation, material adverse modification, non-renewal, or suspension of any of the SFX Station Licenses, the denial of any pending applications for any SFX Station Licenses, the issuance against such SFX Party of any cease and desist order, or the imposition of any administrative actions, including the proposed assessment of fines or penalties, by the FCC or any other Governmental Entity with respect to any SFX Station Licenses, or which reasonably may be expected to adversely affect any SFX Station's ability to operate as currently operated or Capstar's ability to obtain control of any SFX Station Licenses or to operate any SFX Station. To the Knowledge of each SFX Party, no other broadcast station or radio communications facility is causing interference to any SFX Station's transmissions beyond that which is allowed by FCC rules and regulations and no SFX Station is causing interference to any other broadcast station or radio communications facilities' transmissions beyond that which is allowed by the FCC rules and regulations. To the knowledge of each SFX Party, there is no reason to believe that the FCC will not renew any of the SFX Station Licenses issued by the FCC in the ordinary course of business.

                          (iii) Each SFX Party is able to certify on an FCC Form 314 that it is financially qualified.

                 (g)      Absence of Litigation.  Except as set forth on
Schedule 3.1(g), there is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of each SFX Party, threatened against such SFX Party or any of the SFX Assets by or before any arbitrator or Governmental Entity, nor are there any investigations relating to such SFX Party or any of the SFX Assets pending or, to the Knowledge of each SFX Party, threatened by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 3.1(g), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against any each SFX Party or any of the SFX Assets. There is no action, suit, inquiry, judicial, or administrative proceeding pending or, to the Knowledge of each SFX Party, threatened against any of the SFX Parties relating to the transactions contemplated by this Agreement.

                 (h) Insurance. Since May 1, 1995, each SFX Party or its predecessor has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Schedule 3.1(h) sets forth an accurate summary of all fire, general liability, malpractice liability, theft, and other forms of insurance and all fidelity bonds held by or applicable each SFX Party. Except as set forth on Schedule 3.1(h), the policies of general liability, malpractice liability, fire, theft, and other insurance maintained with respect to the operations, assets, or business of each SFX Party provide adequate coverage against loss. To the Knowledge of each SFX Party, no event has occurred, including the failure by such SFX Party to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of such SFX Party under any such insurance policies in such a manner as could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years prior to the date hereof.

                 (i) SFX Owned Real Property. Schedule 3.1(i) contains an accurate description of all the SFX Owned Real Property. Each SFX Party has good and marketable, fee simple, absolute title in and to its SFX Owned Real Property. Each SFX Party has sufficient title to such easements, rights of way and other rights appurtenant to its SFX Owned Real Properties as are necessary to permit ingress and egress to and from its SFX Owned Real Property to a public way, and the improvements on its SFX Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of such SFX Party operated thereon to be operated in the ordinary course. There is no pending condemnation or similar proceeding affecting the SFX Owned Real Property or any portion thereof, and to the Knowledge of each SFX Party, no such action is threatened. Except as set forth on Schedule 3.1(i), the improvements located on the SFX Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of each SFX Party to be operated in the ordinary course and there has been no damage to such improvements that affects the conduct of such business in any material respect that has not been repaired or remedied. Except as set forth on Schedule 3.1(i), there are no lessees or tenants at will in possession of any portion of any of the SFX Owned Real Property other than the SFX Parties, whether as lessees, tenants at will, trespassers or otherwise. Except as set forth on Schedule 3.1(i), no zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated in any material respect by the continued maintenance, operation or use of the SFX Owned Real Property or any tract or portion thereof or interest therein in its present manner. The current use of the SFX Owned Real Property and all parts thereof does not violate any restrictive covenants of record affecting any of the SFX Owned Real Property. All necessary SFX Licenses by any Governmental Entity with respect to the SFX Owned Real Property have been obtained, have been validly issued and are in full force and effect.

                 (j) SFX Leased Real Property. Schedule 3.1(j) contains an accurate description of all the leasehold interests relating to the business and operations of each of the SFX Stations as now conducted. Each lease described in Schedule 3.1(j) is a valid and binding obligation of the applicable SFX Party and is in full force and effect without amendment other than as described in Schedule 3.1(j). Except as otherwise disclosed on
Schedule 3.1(j), each SFX Party is not, and to the Knowledge of such SFX Party, no other party is, in default under any lease described in Schedule 3.1(j). Subject to obtaining the Consents disclosed in Schedule 3.1(j), each SFX Party has the full legal power and authority to assign its rights under the applicable leases listed in Schedule 3.1(j) to Capstar. All leasehold interests listed in Schedule 3.1(j) (including the improvements thereon) are available for immediate use in the conduct of the business and operations of each of the SFX Stations as currently conducted.

                 (k) SFX Personal Property. Schedule 3.1(k) contains a description of the items of SFX Personal Property (having a replacement cost of not less than $5,000 for each item) which comprise all SFX Personal Property used or held for use in connection with the business and operations of each SFX Station or which permit the operation of each SFX Station as now conducted. Except as set forth on Schedule 3.1(k), each SFX Party has good title to, or a valid leasehold or license interest in, all such SFX Party's SFX Personal Property and none of the SFX Personal Property is subject to any SFX Lien or other encumbrances, except for SFX Permitted Encumbrances. Each SFX Party is not, and to the Knowledge of such SFX Party, no other party is, in default under any of the leases, licenses and other SFX Contracts relating to the SFX Personal Property. Except as otherwise disclosed in Schedule 3.1(k), the SFX Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted), (ii) is available for immediate use in the business and operation of each of the SFX Stations as currently conducted and (iii) permits each of the SFX Stations to operate in accordance with the terms of their respective SFX FCC Licenses, and the rules and regulations of the FCC, and with all other applicable federal, state and local statutes, ordinances, rules and regulations.

                 (l) SFX Liens and Encumbrances. All of the SFX Assets, including leases, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, the "SFX Liens") except (i) SFX Permitted Encumbrances and (ii) SFX Liens set forth on Schedule 3.1(l) (the SFX Liens referred to in clauses
(i) and (ii) being "SFX Permitted Liens"). At the Closing, all of the SFX Assets shall be free and clear of all SFX Liens other than SFX Permitted Encumbrances.

                 (m) Environmental Matters. Except as expressly disclosed in the Existing SFX ESAs:

                          (i) The real property and facilities owned, operated, and leased by each SFX Party and the operations of such SFX Party thereon comply and have at all times complied in all material respects with all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety, including all Environmental Laws;

                          (ii) No judicial proceedings are pending or, to the Knowledge of each SFX Party, threatened against such SFX Party alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of each SFX Party, threatened against such SFX Party, alleging the violation of any Environmental Laws and no notice from any Governmental Entity or any private or public person has been received by each SFX Party claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by such SFX Party, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by such SFX Party that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice;

                          (iii) All permits, registrations, licenses, authorizations, and the like ("SFX Permits") required to be obtained or filed by each SFX Party under any Environmental Laws in connection with such SFX Party's operations, including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.1(m)(iv) hereof), have been duly obtained or filed, and such SFX Party is and has at all times been in full compliance in all material respects with the terms and conditions of all such SFX Permits;

                          (iv) All Hazardous Substances used or generated by each SFX Party or any of its predecessors on, in, or under any of the owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any Environmental Costs or Liabilities. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB-containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental

         Entity requires environmental investigation, monitoring or remediation; and (H) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws. "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) in connection with (1) any Environmental Laws, (2) order of, or contract of such SFX Party with, any Governmental Entity or any private or public persons or (3) any exposure of any person or property to Hazardous Substances;

                          (v) There are not now, nor have there been in the past, on, in or under any property or facilities when owned, leased, or operated by each SFX Party or when owned, leased, or operated by any of its predecessors, any Hazardous Substances that are in a condition or location that violates any Environmental Law or that reasonably could be expected to require remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected person or to any Environmental Costs or Liabilities; and

                          (vi) Each SFX Party has not received, and to the Knowledge of such SFX Party, does not expect to receive, any notification from any source advising such SFX Party that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state- equivalent) site.

                 (n) Taxes. Each SFX Party has filed or caused to be filed all Tax Returns affecting the SFX Stations or the SFX Assets which are required to be filed by such SFX Party, all such Tax Returns which have been filed are accurate and complete, and such SFX Party has timely paid all Taxes shown on such returns or on any Tax assessment received by such SFX Party to the extent that such Taxes have become due. There are no SFX Liens for Taxes upon the SFX Stations or the SFX Assets except for the SFX Permitted Encumbrances. Each SFX Party has not received notice of any Tax deficiency or delinquency. No Internal Revenue Service audit of any of the SFX Parties is pending or, to the Knowledge of each SFX Party, threatened, and the results of any completed audits are properly reflected in the SFX Financial Statements. All monies required to be withheld by each SFX Party from employees or collected from customers for Taxes and the portion of any Taxes to be paid by each SFX Party to governmental agencies or set aside in accounts for such purposes have been so paid or set aside, or such monies have been reserved against and entered upon the books and are reflected in the SFX Balance Sheet. There are no legal, administrative, or tax proceedings pursuant to which any of the SFX Parties is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Capstar as transferee of the business of the SFX Stations.

                 (o)      Certain Agreements.

                          (i) Schedule 3.1(o) hereto lists each (A) employment or consulting SFX Contract which is not terminable without liability or penalty on 30 days or less notice, (B) SFX Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, and (C) other SFX Contract that is material to the operation of the SFX Stations or to each SFX Party's business, in any such case to which such SFX Party is a party or such SFX Party or the SFX Assets are bound. Each such SFX Contract described in Schedule 3.1(o) or required to be so described is a valid and binding obligation of the applicable SFX Party and is in full force and effect without amendment. Each SFX Party and, to the Knowledge of such SFX Party, each other party to such SFX Contracts, has performed in all material respects the obligations required to be performed by it under such SFX Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder. Schedule 3.1(o) identifies, as to each such SFX Contract listed thereon, whether the consent of the other party thereto is required, and the amount of any payments required, in order for such SFX Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such SFX Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A complete copy of each written SFX Contract and a description of each oral SFX Contract set forth in Schedule 3.1(o) has been provided to Capstar prior to the date of this Agreement.

                          (ii) Each SFX Party is not a party to any oral or written agreement, plan or arrangement with any employee or other station or broadcast personnel (whether an employee, consultant or an independent contractor) of such SFX Party (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving such SFX Party of the nature of any of the transactions contemplated by this Agreement, (B) providing severance benefits longer than forty-five days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                       (p)      ERISA Compliance; Labor.

                          (i) The present value of all accrued benefits (vested and unvested) under all the SFX Employee Pension Benefit Plans, which any of the SFX Parties or any other trades or businesses under common control within the meaning of Section 4001(b)(1) of ERISA with each SFX Party (collectively, the "SFX ERISA Group") maintains, or to which each SFX Party or any member of the SFX ERISA Group is or has been obligated to contribute (the "SFX Pension Plans"), did not, as of the respective last annual valuation dates for such SFX Pension Plans, exceed the value of the assets of such SFX Pension Plan allocable to such benefits. None of such SFX Pension Plans subject to Title IV of ERISA or any of their related trusts has been terminated or partially terminated. Neither any SFX Party nor any member of the SFX ERISA Group has contributed or been obligated to contribute to any Multiemployer Plan. Except as set forth on Schedule 3.1(p), neither any SFX Party nor any member of the SFX ERISA Group has any SFX Employee Benefit Plans. With respect to the SFX Employee Benefit Plans, no event has occurred and, to the Knowledge of each SFX Party, there exists no condition or set of circumstances in connection with which any SFX Party or any member of the SFX ERISA Group could be subject to any liability under the terms of such SFX Employee Benefit Plans or Applicable Laws, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect.

                          (ii) True, correct, and complete copies of each of the SFX Employee Benefit Plans, and related trusts, if applicable, have been furnished to Capstar, along with the most recent report filed on Form 5500 and summary plan description with respect to each SFX Employee Benefit Plan required to file Form 5500. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require any SFX Party to make a larger contribution or pay greater benefits under any SFX Employee Benefit Plan or employment agreement or (ii) create or give rise to any additional vested rights or service credits under any SFX Employee Benefit Plan.

                          (iii) None of the SFX Parties is a party to any collective bargaining agreement. No SFX Party has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of its employees. Each SFX Party (A) is, and has always been since January 1, 1995, in substantial compliance with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, equal employment opportunity, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, and workers' compensation, (B) is not engaged, nor has it since January 1, 1995, engaged, in any unfair labor practices, and has no, and has not had since January 1, 1995, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of such SFX Party, threatened against it, (C) has no, and has not had since January 1, 1995, any, grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Knowledge of such SFX Party, threatened, against it and (D) has no, and has not had since January 1, 1995, any, charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, pending, or, to the Knowledge of such SFX Party, threatened against it. There is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of each SFX Party, threatened against or affecting such SFX Party, and none of the SFX Parties has experienced any labor strike, slowdown, work stoppage or lockout since January 1, 1995. To the Knowledge of each SFX Party no union organizational campaign or representation petition is currently pending with respect to any of the employees of each SFX Party.

                 (q) Patents, Trademarks, Etc. Schedule 3.1(q) is a true and complete list of all of the SFX Intellectual Property. Except as set forth on Schedule 3.1(q), each SFX Party owns or has the unencumbered right to use pursuant to a valid, binding, and enforceable license agreement or other contract or arrangement all such SFX Party's SFX Intellectual Property. To the Knowledge of each SFX Party, such SFX Party is not infringing any such SFX Intellectual Property, and such SFX Party is not aware of any infringement by others of any of the SFX Intellectual Property owned by such SFX Party.

                 (r) SFX Assets. The SFX Assets and the SFX Excluded Assets include all assets used or held for use in connection with the business and operations of the SFX Stations as currently conducted.

                 (s) No Dispositions. Since the SFX Balance Sheet Date, there has not occurred any sale, lease, transfer, assignment, abandonment or other disposition of any of the assets of any SFX Station other than any disposition of (i) obsolete property, (ii) property in connection with the acquisition of replacement property of equal value, or (iii) assets having, in the aggregate, a value of less than $5,000 disposed of in the ordinary course of business and consistent with past practices.

                 (t) Disclosure. No representation or warranty by each SFX Party contained in this Agreement or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         3.2. REPRESENTATIONS AND WARRANTIES REGARDING CAPSTAR. Capstar represents and warrants to each SFX Party as follows (with the understanding that (i) the representations and warranties contained in Sections 3.2(a), 3.2(b), 3.2(c), and 3.2(d) are made as of the date of this Agreement, (ii) the representations and warranties contained in Sections 3.2(e) through 3.2(u) are made as of the Capstar Date, and (iii) each SFX Party is relying on such representations and warranties in entering into and performing this Agreement), provided, however, that for purposes of this Section 3.2, any representations or warranties given pursuant to Sections 3.2(e) through 3.2(u) shall be deemed made with respect to events, acts or omissions occurring or conditions coming into existence on or after the Capstar Date.

                 (a) Organization, Good Standing, Etc. Capstar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state listed on Schedule 3.2(a), which states represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Capstar is not in violation of any provisions of its Articles of Incorporation or Bylaws.

                 (b) Subsidiaries of Capstar. Capstar does not own, directly or indirectly, any equity interest in any other corporation, partnership, or other person or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, or other person.

                 (c) Authority. Capstar has all requisite corporate power and authority to enter into this Agreement, the Capstar Bill of Sale and Assignment, the Capstar Assumption Agreement, and each other agreement, document, and instrument required to be executed by Capstar in accordance herewith (collectively, the "Capstar Transaction Documents") and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Capstar Transaction Documents by Capstar and the consummation by Capstar of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Capstar, including, without limitation, the requisite approval of the holders of the outstanding capital stock of Capstar entitled to vote thereon. The Capstar Transaction Documents have been, or upon execution and delivery will be, duly executed and delivered and constitute the valid and binding obligations of Capstar enforceable against it in accordance with their terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                 (d) No Conflict; Required Filings and Consents. The execution and delivery of the Capstar Transaction Documents by Capstar do not and the performance by Capstar of the transactions contemplated hereby or thereby will not, subject to obtaining the consents, approvals, authorizations, fairness opinions and permits and making the filings described in this Section 3.2(d) or on Schedule 3.2(o), (A) violate, conflict with, or result in any breach of any provision of Capstar's Articles of Incorporation and Bylaws, (B) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Capstar or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any lien, charge, security interest, or encumbrance upon any of the Capstar Assets under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Capstar is a party or by which it or any of the Capstar Assets may be bound or subjected, or (C) violate any order, writ, judgment, injunction, decree, statute, law, rule, or regulation, of any Governmental Entity applicable to Capstar or by which or to which any of the Capstar Assets is bound or subject. No Consent of any Governmental Entity is required by or with respect to Capstar or Affiliate thereof in connection with the execution and delivery of any Capstar Transaction Documents by Capstar or Affiliate thereof or the consummation of the transactions contemplated hereby or thereby, except for (1) the filing of a premerger notification report under the HSR Act and (2) the Capstar FCC Consents (as contemplated by Section 7.3 hereof).

                 (e)      Reports; Absence of Certain Changes or Events.

                          (i) Capstar has timely filed all forms, reports, statements, and other documents required to be filed with the FCC. Capstar has filed all forms, reports, statements, and other documents required to be filed with any and all other Governmental Entities. (All such forms, reports, statements and other documents required to be filed with the FCC or any other Governmental Entity are referred to herein, collectively, as the "Capstar Company Reports"). The Company Reports were prepared in all material respects in accordance with the requirements of applicable law.

                          (ii) Except as disclosed in Schedule 3.2(e), since the Capstar Date, Capstar has conducted its business only in the ordinary course consistent with past practice and nothing has occurred that would have been prohibited by Section 4.1 if the terms of such section had been in effect as of and after the Capstar Date. Since the Capstar Date, there has not occurred, and Capstar has not incurred or suffered, any event, circumstance, or fact that could result in a Material Adverse Effect. Additionally, since the Capstar Date, there has not occurred, and Capstar has not incurred or suffered, any event, circumstance, or fact that materially impairs the physical assets of any of the Capstar Stations.

                 (f)      Compliance with Applicable Laws: FCC Matters.

                          (i) The business of Capstar has been conducted in compliance in all material respects with each Applicable Law. Except as disclosed in Schedule 3.2(f), no investigation or review by any Governmental Entity with respect to Capstar is pending or, to the Knowledge of Capstar, threatened. Without limiting the generality of the foregoing, Capstar has complied with the Communications Act, all obligations with respect to equal employment opportunity under Applicable Law, and all material rules and regulations of the Federal Aviation Administration applicable to each of the towers used or held for use by a Capstar Station. In addition, Capstar has duly and timely filed, or caused to be so filed, with the FCC and other appropriate Governmental Entities all reports, statements, documents, registrations, filings, or submissions with respect to the operation of each Capstar Station and the ownership thereof, including, applications for renewal of authority required by Applicable Law to be filed. All such FCC filings complied in all material respects with Applicable Laws when made, and no deficiencies have been asserted with respect to any such filings. The material required by 47 C.F.R.
         Section 73.3526 to be kept in the public inspection files of each Capstar Station is in such files.

                          (ii) Schedule 3.2(f) is a true and complete list of (A) all of the Capstar FCC Licenses, including the expiration dates thereof, as of the Capstar Date and (B) all other material licenses, permits, or authorizations issued to Capstar by any other Governmental Entities and held by it as of the Capstar Date. Such Capstar FCC Licenses, licenses, permits, and authorizations, and all pending applications for modification, extension, or renewal thereof or for new licenses, permits, permissions, or authorizations, are collectively referred to herein as the "Capstar Station Licenses."
         Schedule 3.2(f) accurately lists the legally authorized holder(s) of the Capstar Station Licenses. The Capstar Station Licenses constitute all the licenses, permits and authorizations required for the operation of each of the Capstar Stations and the business of Capstar, and each of the Capstar Station Licenses is in full force and effect. Each of the Capstar Stations has been operated in all material respects in accordance with the terms of its Capstar Station Licenses and Capstar is otherwise in compliance with, and has conducted its business so as to comply with, the terms of such Capstar Station Licenses. There are no proceedings pending or, to the Knowledge of Capstar, threatened with respect to Capstar's ownership or operation of any Capstar Station which reasonably may be expected to result in the revocation, material adverse modification, non-renewal, or suspension of any of the Capstar Station Licenses, the denial of any pending applications for any Capstar Station Licenses, the issuance against Capstar of any cease and desist order, or the imposition of any administrative actions, including the proposed assessment of fines or penalties, by the FCC or any other Governmental Entity with respect to any Capstar Station Licenses, or which reasonably may be expected to adversely affect any Capstar Station's ability to operate as currently operated or any of the SFX Parties' ability to obtain control of any Capstar Station Licenses or to operate any Capstar Station. To the Knowledge of Capstar, no other broadcast station or radio communications facility is causing interference to any Capstar Station's transmissions beyond that which is allowed by FCC rules and regulations and no Capstar Station is causing interference to any other broadcast station or radio communications facilities' transmissions beyond that which is allowed by the FCC rules and regulations. To the knowledge of Capstar, there is no reason to believe that the FCC will not renew any of the Capstar Station Licenses issued by the FCC in the ordinary course of business.

                          (iii) Capstar is able to certify on an FCC Form 314 that it is financially qualified.

                 (g)      Absence of Litigation.  Except as set forth on
Schedule 3.2(g), as of the Capstar Date there is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of Capstar, threatened against Capstar or any of the Capstar Assets by or before any arbitrator or Governmental Entity, nor are there any investigations relating to Capstar or any of the Capstar Assets pending or, to the Knowledge of Capstar, threatened by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 3.2(g), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against Capstar or any of the Capstar Assets. There is no action, suit, inquiry, judicial, or administrative proceeding pending or, to the Knowledge of Capstar, threatened against Capstar relating to the transactions contemplated by this Agreement.

                 (h) Insurance. Since the Capstar Date, Capstar has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Schedule 3.2(h) sets forth an accurate summary of all fire, general liability, malpractice liability, theft, and other forms of insurance and all fidelity bonds held by or applicable to Capstar. Except as set forth on Schedule 3.2(h), the policies of general liability, malpractice liability, fire, theft, and other insurance maintained with respect to the operations, assets, or business of Capstar provide adequate coverage against loss. To the Knowledge of Capstar, no event has occurred, including the failure by Capstar to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Capstar under any such insurance policies in such a manner as could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years prior to the date hereof.

                 (i) Capstar Owned Real Property. Schedule 3.2(i) contains an accurate description of all the Capstar Owned Real Property. Capstar has good and marketable, fee simple, absolute title in and to the Capstar Owned Real Property. Capstar has sufficient title to such easements, rights of way and other rights appurtenant to each of the Capstar Owned Real Properties as are necessary to permit ingress and egress to and from the Capstar Owned Real Property to a public way, and the improvements on the Capstar Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of Capstar operated thereon to be operated in the ordinary course. There is no pending condemnation or similar proceeding affecting the Capstar Owned Real Property or any portion thereof, and to the Knowledge of Capstar, no such action is threatened. Except as set forth on Schedule 3.2(i), the improvements located on the Capstar Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of Capstar to be operated in the ordinary course and there has been no damage to such improvements that affects the conduct of such business in any material respect that has not been repaired or remedied. Except as set forth on Schedule 3.2(i), there are no lessees or tenants at will in possession of any portion of any of the Capstar Owned Real Property other than Capstar, whether as lessees, tenants at will, trespassers or otherwise. Except as set forth on Schedule 3.2(i), no zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated in any material respect by the continued maintenance, operation or use of the Capstar Owned Real Property or any tract or portion thereof or interest therein in its present manner. The current use of the Capstar Owned Real Property and all parts thereof does not violate any restrictive covenants of record affecting any of the Capstar Owned Real Property. All necessary Capstar Licenses by any Governmental Entity with respect to the Capstar Owned Real Property have been obtained, have been validly issued and are in full force and effect.

                 (j) Capstar Leased Real Property. Schedule 3.2(j) contains an accurate description of all the leasehold interests relating to the business and operations of each of the Capstar Stations as now conducted. Each lease described in Schedule 3.2(j) is a valid and binding obligation of Capstar and is in full force and effect without amendment other than as described in
Schedule 3.2(j). Except as otherwise disclosed on Schedule 3.2(j), Capstar is not, and to the Knowledge of Capstar, no other party is, in default under any lease described in Schedule 3.2(j). Subject to obtaining the Consents disclosed in Schedule 3.2(j), Capstar has the full legal power and authority to assign its rights under the leases listed in Schedule 3.2(j) to the SFX Parties. All leasehold interests listed in Schedule 3.2(j) (including the improvements thereon) are available for immediate use in the conduct of the business and operations of each of the Capstar Stations as currently conducted.

                 (k) Capstar Personal Property. Schedule 3.2(k) contains a description of the items of Capstar Personal Property (having a replacement cost of not less than $5,000 for each item) which comprise all Capstar Personal Property used or held for use in connection with the business and operations of each Capstar Station or which permit the operation of each Capstar Station as now conducted. Except as set forth on Schedule 3.2(k), Capstar has good title to, or a valid leasehold or license interest in, all Capstar Personal Property and none of the Capstar Personal Property is subject to any Capstar Lien or other encumbrances, except for Capstar Permitted Encumbrances. Capstar is not, and to the Knowledge of Capstar, no other party is, in default under any of the leases, licenses and other Capstar Contracts relating to the Capstar Personal Property. Except as otherwise disclosed in Schedule 3.2(k), the Capstar Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted), (ii) is available for immediate use in the business and operation of each of the Capstar Stations as currently conducted and (iii) permits each of the Capstar Stations to operate in accordance with the terms of their respective Capstar FCC Licenses, and the rules and regulations of the FCC, and with all other applicable federal, state and local statutes, ordinances, rules and regulations.

                 (l) Liens and Encumbrances. All of the Capstar Assets, including leases, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, the "Capstar Liens") except (i) Capstar Permitted Encumbrances and (ii) Capstar Liens set forth on Schedule 3.2(l) (the Capstar Liens referred to in clauses (i) and (ii) being "Capstar Permitted Liens"). At the Closing, all of the Capstar Assets shall be free and clear of all Capstar Liens other than Capstar Permitted Encumbrances.

                 (m) Environmental Matters. Except as expressly disclosed in the Existing Capstar ESAs:

                          (i) The real property and facilities owned, operated, and leased by Capstar and the operations of Capstar thereon comply and have at all times complied in all material respects with all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety, including all Environmental Laws;

                          (ii) No judicial proceedings are pending or, to the Knowledge of Capstar, threatened against Capstar alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of Capstar, threatened against Capstar, alleging the violation of any Environmental Laws and no notice from any Governmental Entity or any private or public person has been received by Capstar claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by Capstar, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any real property or facility owned, operated or leased by Capstar that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice;

                          (iii) All permits, registrations, licenses, authorizations, and the like ("Capstar Permits") required to be obtained or filed by Capstar under any Environmental Laws in connection with Capstar's operations, including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances have been duly obtained or filed, and Capstar is and has at all times been in full compliance in all material respects with the terms and conditions of all such Permits;

                          (iv) All Hazardous Substances used or generated by Capstar or any of its predecessors on, in, or under any of the owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any Environmental Costs or Liabilities;

                          (v) There are not now, nor have there been in the past, on, in or under any property or facilities when owned, leased, or operated by Capstar or when owned, leased, or operated by any of its predecessors, any Hazardous Substances that are in a condition or location that violates any Environmental Law or that reasonably could be expected to require remediation under any Environmental Laws or give rise to a claim for damages or compensation by any affected person or to any Environmental Costs or Liabilities; and

                          (vi)    Capstar has not received, and to the
         Knowledge of Capstar, does not expect to receive, any notification from any source advising Capstar that: (A) it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal NPL (or state- equivalent) site or a CERCLIS list (or state-equivalent) site; and (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state- equivalent) site.

                 (n) Taxes. Capstar has filed or caused to be filed all Tax Returns affecting the Capstar Stations or the Capstar Assets which are required to be filed by Capstar, all such Tax Returns which have been filed are accurate and complete, and Capstar has timely paid all Taxes shown on such returns or on any Tax assessment received by Capstar to the extent that such Taxes have become due. There are no Capstar Liens for Taxes upon the Capstar Stations or the Capstar Assets except for the Capstar Permitted Encumbrances. Capstar has not received notice of any Tax deficiency or delinquency. No Internal Revenue Service audit of Capstar is pending or, to the Knowledge of Capstar, threatened. All monies required to be withheld by Capstar from employees or collected from customers for Taxes and the portion of any Taxes to be paid by Capstar to governmental agencies or set aside in accounts for such purposes have been so paid or set aside, or such monies have been reserved against. There are no legal, administrative, or tax proceedings pursuant to which Capstar is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to the SFX Parties as transferee of the business of the Capstar Stations.

                 (o)      Certain Agreements.

                          (i) Schedule 3.2(o) hereto lists each (A) employment or consulting Capstar Contract which is not terminable without liability or penalty on 30 days or less notice, (B) Capstar Contract under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, and (C) other Capstar Contract that is material to the operation of the Capstar Stations or to Capstar's business, in any such case to which Capstar is a party or Capstar or the Capstar Assets are bound. Each such Capstar Contract described in Schedule 3.2(o) or required to be so described is a valid and binding obligation of Capstar and is in full force and effect without amendment. Capstar and, to the Knowledge of Capstar, each other party to such Capstar Contracts, has performed in all material respects the obligations required to be performed by it under such Capstar Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder.
         Schedule 3.2(o) identifies, as to each such Capstar Contract listed thereon, whether the consent of the other party thereto is required, and the amounts of any payment required, in order for such Capstar Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such Capstar Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A complete copy of each written Capstar Contract and a description of each oral Capstar Contract set forth in Schedule 3.2(o) shall be provided to the SFX Parties within 30 days of the Capstar Date.

                          (ii) Capstar is not a party to any oral or written agreement, plan or arrangement with any employee or other station or broadcast personnel (whether an employee, consultant or an independent contractor) of Capstar (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving Capstar of the nature of any of the transactions contemplated by this Agreement, (B) providing severance benefits longer than forty-five days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                       (p)      ERISA Compliance; Labor.

                          (i) The present value of all accrued benefits (vested and unvested) under all the Capstar Employee Pension Benefit Plans, which Capstar or any other trades or businesses under common control within the meaning of Section 4001(b)(1) of ERISA with Capstar (collectively, the "Capstar ERISA Group") maintains, or to which Capstar or any member of the Capstar ERISA Group is or has been obligated to contribute (the "Capstar Pension Plans"), did not, as of the respective last annual valuation dates for such Capstar Pension Plans, exceed the value of the assets of such Capstar Pension Plan allocable to such benefits. None of such Capstar Pension Plans subject to Title IV of ERISA or any of their related trusts has been terminated or partially terminated. Neither Capstar or any member of the Capstar ERISA Group has contributed or been obligated to contribute to any

         Multiemployer Plan. Except as set forth on Schedule 3.2(p), neither Capstar nor any member of the Capstar ERISA Group has any Capstar Employee Benefit Plans. With respect to the Capstar Employee Benefit Plans, no event has occurred and, to the Knowledge of Capstar, there exists no condition or set of circumstances in connection with which Capstar or any member of the Capstar ERISA Group could be subject to any liability under the terms of such Capstar Employee Benefit Plans or Applicable Laws, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Affect.

                          (ii) True, correct, and complete copies of each of the Capstar Employee Benefit Plans, and related trusts, if applicable, have been furnished to the SFX Parties, along with the most recent report filed on Form 5500 and summary plan description with respect to each Capstar Employee Benefit Plan required to file Form 5500. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require Capstar to make a larger contribution or pay greater benefits under any Capstar Employee Benefit Plan or employment agreement or (ii) create or give rise to any additional vested rights or service credits under any Capstar Employee Benefit Plan.

                          (iii) Capstar is not a party to any collective bargaining agreement. Capstar has not agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of its employees. Capstar
         (A) is, and has always been since the Capstar Date, in substantial compliance with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, equal employment opportunity, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, and workers' compensation, (B) is not engaged, nor has it since the Capstar Date, engaged, in any unfair labor practices, and has no, and has not had since the Capstar Date, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of Capstar threatened against it, (C) has no, and has not had since the Capstar Date, any, grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Knowledge of Capstar threatened, against it and (D) has no, and has not had since the Capstar Date, any, charges, complaints, or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, pending, or, to Capstar's Knowledge, threatened against it. There is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of Capstar, threatened against or affecting Capstar, and Capstar has not experienced any labor strike, slowdown, work stoppage or lockout since the Capstar Date. To the Knowledge of Capstar, no union organizational campaign or representation petition is currently pending with respect to any of the employees of Capstar.

                 (q) Patents, Trademarks, Etc. Schedule 3.2(q) is a true and complete list of all of the Capstar Intellectual Property. Except as set forth on Schedule 3.2(q), Capstar owns or has the unencumbered right to use pursuant to a valid, binding, and enforceable license agreement or other contract or arrangement all such Capstar Intellectual Property. To the Knowledge of Capstar,

Capstar is not infringing any such Capstar Intellectual Property, and Capstar is not aware of any infringement by others of any of the Intellectual Property owned by Capstar.

                 (r) Assets. The Capstar Assets and the Capstar Excluded Assets include all assets used or held for use in connection with the business and operations of the Capstar Stations as currently conducted.

                 (s) No Dispositions. Since the Capstar Date, there has not occurred any sale, lease, transfer, assignment, abandonment or other disposition of any of the assets of any Capstar Station other than any disposition of (i) obsolete property, (ii) property in connection with the acquisition of replacement property of equal value, or (iii) assets having, in the aggregate, a value of less than $5,000 disposed of in the ordinary course of business and consistent with past practices.

                 (t) Disclosure. No representation or warranty by Capstar contained in this Agreement or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1. CONDUCT OF BUSINESS BY THE SFX PARTIES AND CAPSTAR. Each SFX Party hereby agrees that, from the date of this Agreement until the Closing, it will not (except as contemplated by this Agreement or to the extent that Capstar shall otherwise consent in writing), and Capstar hereby agrees that, from the Capstar Date until the Closing, it will not (except as contemplated by this Agreement or to the extent that any SFX Party shall otherwise consent in writing) (for purposes of this Section 4.1 each SFX Party and Capstar each being a "Party"):

                 (a) conduct its business in any manner except in the ordinary course consistent with past practice;

                 (b) fail to use all commercially reasonable efforts to preserve intact the its present business organization and to keep available the services of its present officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Local Sales Manager, Programming Director, and Business Manager, or persons performing comparable duties, of each of its stations (collectively, the "Station Management")) and over-the-air employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it;

                 (c) fail to use commercially reasonable efforts to maintain the Capstar Assets or SFX Assets, as applicable, in their current condition, except for ordinary wear and tear and damage by casualty governed by
Section 7.9 or Section 7.10, as applicable;

                 (d) fail to use all commercially reasonable efforts to maintain the present format of the Capstar Stations or SFX Stations, as applicable, and with programming consistent with past practices;

                 (e) except for amendments, terminations (without payment of penalty or damages), renewals, or failures to renew (without payment of penalty or damages) of employment agreements with over-the-air personnel in the ordinary course of business and consistent with past practice (subject to prior consultation with the other Party reasonably in advance thereof), materially amend, terminate, or fail to use all commercially reasonable efforts to renew any material SFX Contract or Capstar Contract, as applicable (i.e., a contract or agreement of the type required to be described in Schedule 3.1(o) or
Schedule 3.2(o)) (provided that a Party shall not be required to renew any material SFX Contract or material Capstar Contract, as applicable, on terms that are less favorable to such Party), or default in any material respect (or take or omit to take any action that, with or without the giving notice or passage of time, would constitute a material default) under any material SFX Contract or material Capstar Contract, as applicable, or enter into any new material SFX Contract or material Capstar Contract, as applicable;

                 (f) except for a merger or consolidation, with or into an Affiliate, merge or consolidate with or into any other legal entity, dissolve, or liquidate;

                 (g) except as required by the terms and provisions of written contracts between a Party and an employee thereof as in existence on the date of this Agreement for each SFX Party and the Capstar Date for Capstar, adopt or amend any Employee Benefit Plan or collective bargaining agreement, or increase in any manner the compensation or fringe benefits of any Station Manager, officer, director, or employee or other station and broadcast personnel (whether employees or independent contractors), except as required by law;

                 (h) terminate any employee of any of the SFX Stations or Capstar Stations, as applicable, without prior consultation with the other Party regarding the basis for such termination;

                 (i) acquire (including, without limitation, by merger, consolidation, or the acquisition of any equity interest or assets) or sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any SFX Assets or Capstar Assets, as applicable, except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event involving an Capstar Asset or SFX Asset, as applicable, or Capstar Assets or SFX Assets, as applicable, having an aggregate fair market value in excess of $50,000;

                 (j) mortgage, pledge, or subject to any material SFX Lien or material Capstar Lien, as applicable, other than SFX Permitted Liens or Capstar Permitted Liens, as applicable, any of the SFX Assets or Capstar Assets, as applicable;

                 (k) except as required by GAAP, applicable law, or circumstances which did not exist as of the SFX Balance Sheet Date or Capstar Date, as applicable, change any of the material accounting principles or practices used by it;

                 (l) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of the SFX Stations or Capstar Station, as applicable, and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable, or except in accordance with existing practices, a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof;

                 (m) change any SFX Station's or Capstar Station's, as applicable, advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner expected to accelerate the receipt of cash payments or fail to incur annual advertising and promotional department expenses in cash and trade other than as budgeted for 1997;

                 (n) enter into, or enter into negotiations or discussions regarding the SFX Stations or the Capstar Stations, as applicable, with any person other than the other Party with respect to any local marketing agreement, time brokerage agreement, joint sales agreement, or any other similar agreement; or

                 (o) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement;

provided, however, that Capstar hereby agrees that, from the date of this Agreement until the Closing, it will not take any actions prohibited by Sections 4.1(a), 4.1(f), and 4.1(o).

         4.2.    NEGATIVE TRADE BALANCE.

                 (a) Each SFX Party shall use commercially reasonable efforts to ensure that the SFX Negative Trade Balance, as defined below, of the SFX Stations, taken as a whole, does not exceed $25,000 in the aggregate at the Closing Date, provided that such excess will be a pre-Closing Date operating expense of the SFX Parties that shall serve as an adjustment in favor of Capstar under Section 2.7. "SFX Negative Trade Balance" means the difference, if negative, between the value of time owed under barter agreements to which any of the SFX Stations is a party or by which any of them is bound and the value of the goods and services to be received under such agreements.

                 (b) Capstar shall use commercially reasonable efforts to ensure that the Capstar Negative Trade Balance, as defined below, of the Capstar Stations, taken as a whole, does not exceed $25,000 in the aggregate at the Closing Date, provided that such excess will be a pre-Closing Date operating expense of Capstar that shall serve as an adjustment in favor of the SFX Parties under Section 2.7. "Capstar Negative Trade Balance" means the difference, if negative, between the value of time owed under barter agreements to which any of the Capstar Stations is a party or by which any of them is bound and the value of the goods and services to be received under such agreements.

         4.3.    ENVIRONMENTAL SITE ASSESSMENTS.

                 (a) If Capstar or its lenders or other financing sources require Phase I or Phase II ESAs, each SFX Party covenants and agrees that, upon written notice from Capstar to any SFX Party identifying the locations at which such ESAs are required: (i) if such SFX Party has previously performed an ESA on such location, such SFX Party will provide copies of such Existing ESAs to Capstar and (ii) if such SFX Party has not previously performed an ESA on such location, such SFX Party shall cause to be performed by a nationally recognized and duly qualified environmental consultant reasonably acceptable to Capstar and such SFX Party an ESA at such location. The ESAs which are to be conducted for the benefit of Capstar shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94. Each SFX Party covenants and agrees that, upon receipt of the notice referred to above, it shall diligently pursue the performance of the requisite ESAs to their completion, with final copies of the Phase I ESA reports (and, if applicable, Phase II ESA reports) made available to Capstar by no later than 45 days following the date on which such SFX Party receives the notice referred to above. The cost of any Phase I or Phase II ESA shall be borne by Capstar.

                 (b) If any SFX Party or its lenders or other financing sources require Phase I or Phase II ESAs, Capstar covenants and agrees that, upon written notice from such SFX Party to Capstar identifying the locations at which such ESAs are required: (i) if Capstar has previously performed an ESA on such location, Capstar will provide copies of such Existing ESAs to the SFX Parties, and (ii) if Capstar has not previously performed an ESA on such location, Capstar shall cause to be performed by a nationally recognized and duly qualified environmental consultant reasonably acceptable to such SFX Party and Capstar an ESA at such location. The ESAs which are to be conducted for the benefit of such SFX Party shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94. Capstar covenants and agrees that, upon receipt of the notice referred to above, it shall diligently pursue the performance of the requisite ESAs to their completion, with final copies of the Phase I ESA reports (and, if applicable, Phase II ESA reports) made available to such SFX Party by no later than 45 days following the date on which Capstar receives the notice referred to above. The cost of any Phase I or Phase II ESA shall be borne by the SFX Parties.

         4.4.    BROADCAST TRANSMISSION INTERRUPTION.

                  (a) If after the Capstar Date and before the Closing the regular broadcast transmission of any Capstar Station in the normal and usual manner is interrupted for a period of two (2) consecutive hours or more, excluding normal and routine maintenance, Capstar shall give prompt written notice thereof to the SFX Parties.

                 (b) If before the Closing the regular broadcast transmission of any SFX Station in the normal and usual manner is interrupted for a period of two (2) consecutive hours or more, excluding normal and routine maintenance, the SFX Parties shall give prompt written notice thereof to Capstar.

                                   ARTICLE V

                          COVENANTS OF THE SFX PARTIES

         5.1. NO SOLICITATION OF TRANSACTIONS. No SFX Party shall, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the SFX Assets or any equity interest in any of the SFX Parties or any merger, consolidation, share exchange, business combination, or other similar transaction with any SFX Party or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Each SFX Party shall immediately communicate to Capstar the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, such SFX Party shall promptly deliver a copy of such proposal to Capstar. Each SFX Party agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which such SFX Party is a party. Each SFX Party immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         5.2. ASSISTANCE. If Capstar requests, each SFX Party will cooperate, and will cause its accountants to cooperate, in all reasonable respects with any financing efforts of Capstar or its Affiliates (including providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by Capstar or its Affiliates with the SEC, all at the sole expense of Capstar. Each SFX Party (a) shall furnish to its independent accountants (or, if requested by Capstar to Capstar's independent public accountants), such customary management representation letters as its accountants may require of such SFX Party as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Capstar or its Affiliates and (b) shall furnish to Capstar all financial statements (audited and unaudited) and other information in the possession of such SFX Party or its representatives or agents as Capstar shall reasonably determine is necessary or appropriate in connection with such financing. Capstar will indemnify and hold harmless each SFX Party and its, officers, directors, and controlling persons against any and all claims, losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the financing efforts by Capstar or its Affiliates, including any registration statement, prospectus, offering documents, and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent Capstar from asserting any claim for breach of representation or warranty under this Agreement.

         5.3. COMPLIANCE WITH STATION LICENSES. Each SFX Party shall cause the SFX Stations to be operated in accordance with the SFX Station Licenses and all applicable rules and regulations of the FCC and in compliance with all other applicable laws, regulations, rules, and orders. Each SFX Party shall use all commercially reasonable efforts not to cause or permit any of the SFX Station Licenses to expire or be surrendered, adversely modified, or terminated. Each SFX Party shall file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the SFX Stations. In addition, if requested by Capstar and at Capstar's sole expense, such SFX Party shall file or cause to be filed with the FCC modification applications and applications for new, specifically identified frequencies that may be useful in connection with the operation of the SFX Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the SFX Station Licenses or any forfeiture proceedings, each SFX Party will use all commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the SFX Stations. Each SFX Party will use all commercially reasonable efforts to maintain the FCC construction permits (if any) listed in Schedule 3.1(f) in effect until the applicable construction projects are timely completed and to diligently prosecute all pending FCC applications listed in Schedule 3.1(f). If any SFX Party (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, or should any SFX Party (or its FCC counsel) become aware of any fact relating to the qualifications of Capstar that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the SFX Station Licenses, such SFX Party shall promptly notify Capstar in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         5.4. THIRD PARTY CONSENTS. After the date hereof and prior to the Closing, each SFX Party shall use all commercially reasonable efforts to obtain the written consent from any party to an agreement or instrument identified in
Schedule 3.1(o) or any other SFX Assumed Contract which is required to permit the consummation of the transactions contemplated hereby.

         5.5. EMPLOYEE MATTERS. Each SFX Party will use its reasonable efforts to determine at least ten days prior to the Closing Date those employees of Capstar whom they desire to extend offers of employment. Any offers so extended by such SFX Party shall be on such terms and conditions that such SFX Party shall determine in its sole discretion. Each SFX Party will give Capstar prompt notice of the names of any employee of Capstar who such SFX Party has determined not to extend an offer of employment. Capstar waives any claims against the SFX Parties and any of Capstar's employees who are extended an offer of employment by a SFX Party arising from such employment by such SFX Party including any claims arising under any employment agreement or non-competition agreement between such person and Capstar.

                                   ARTICLE VI

                              COVENANTS OF CAPSTAR

         6.1. NO SOLICITATION OF TRANSACTIONS. Capstar shall not, directly or indirectly, through any officer, director, stockholder, employee, agent, financial advisor, banker or other representative, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the Capstar Assets or any equity interest in Capstar or any merger, consolidation, share exchange, business combination, or other similar transaction with Capstar or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Capstar shall immediately communicate to the SFX Parties the material terms of any such proposal (and the identity of the party making such proposal) which it may receive and, if such proposal is in writing, Capstar shall promptly deliver a copy of such proposal to the SFX Parties. Capstar agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Capstar is a party. Capstar immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         6.2. ASSISTANCE. If a SFX Party requests, Capstar will cooperate, and will cause its accountants to cooperate, in all reasonable respects with any financing efforts of such SFX Party or its Affiliates (including providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing) and any other filings that may be made by such SFX Party or its Affiliates with the SEC, all at the sole expense of such SFX Party. Capstar (a) shall furnish to its independent accountants (or, if requested by a SFX Party to such SFX Party's independent public accountants), such customary management representation letters as its accountants may require of Capstar as a condition to its execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of such SFX Party or its Affiliates and (b) shall furnish to such SFX Party all financial statements (audited and unaudited) and other information in the possession of Capstar or its representatives or agents as such SFX Party shall reasonably determine is necessary or appropriate in connection with such financing. Each SFX Party will indemnify and hold harmless Capstar and its, officers, directors, and controlling persons against any and all claims, losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the financing efforts by such SFX Party or its Affiliates, including any registration statement, prospectus, offering documents, and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent the SFX Parties from asserting any claim for breach of representation or warranty under this Agreement. Nothing in this Section 6.2 shall require Capstar to breach any confidentiality agreement made in connection with the Benchmark Acquisition.

         6.3. COMPLIANCE WITH STATION LICENSES. Capstar shall cause the Capstar Stations to be operated in accordance with the Capstar Station Licenses and all applicable rules and regulations of the FCC and in compliance with all other applicable laws, regulations, rules, and orders. Capstar shall use all commercially reasonable efforts not to cause or permit any of the Capstar Station Licenses to expire or be surrendered, adversely modified, or terminated. Capstar shall file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the Capstar Stations. In addition, if requested by the SFX Parties and at the SFX Parties' sole expense, Capstar shall file or cause to be filed with the FCC modification applications and applications for new, specifically identified frequencies that may be useful in connection with the operation of the Capstar Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Capstar Station Licenses or any forfeiture proceedings, Capstar will use all commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Capstar Stations. Capstar will use all commercially reasonable efforts to maintain the FCC construction permits (if any) listed in
Schedule 3.2(f) in effect until the applicable construction projects are timely completed and to diligently prosecute all pending FCC applications listed in
Schedule 3.2(f). If Capstar (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, or should Capstar (or its FCC counsel) become aware of any fact relating to the qualifications of any SFX Party that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the Capstar Station Licenses, Capstar shall promptly notify such SFX Party in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. This Section 6.3 shall apply only after the Capstar Date.

         6.4. THIRD PARTY CONSENTS. After the Capstar Date and prior to the Closing, Capstar shall use all commercially reasonable efforts to obtain the written consent from any party to an agreement or instrument identified in
Schedule 3.2(o) or any other Capstar Assumed Contract which is required to permit the consummation of the transactions contemplated hereby.

         6.5. EMPLOYEE MATTERS. Capstar will use its reasonable efforts to determine at least ten days prior to the Closing Date those employees of each SFX Party whom it desires to extend offers of employment. Any offers so extended by Capstar shall be on such terms and conditions that Capstar shall determine in its sole discretion. Capstar will give each SFX Party prompt notice of the names of any employee of such SFX Party who Capstar has determined not to extend an offer of employment. Each SFX Party waives any claims against Capstar and any of such SFX Party's employees who are extended an offer of employment by Capstar arising from such employment by Capstar including any claims arising under any employment agreement or non-competition agreement between such person and any SFX Party.

         6.6. BENCHMARK ACQUISITION INDEMNIFICATION. If requested by the SFX Parties, Capstar shall use reasonable efforts to enforce its right to indemnification with respect to the Capstar Stations under the Benchmark Agreement. Capstar shall cooperate with the SFX Parties in any lawful and economically feasible arrangement to provide that the SFX Parties shall receive the benefits from any recovery under the Benchmark Agreement with respect to the Capstar Stations, provided, however, that the SFX Parties shall undertake to pay or satisfy any and all expenses for the enjoyment of such benefit.

                                  ARTICLE VII

                                MUTUAL COVENANTS

         7.1.    ACCESS AND INFORMATION.

                 (a) Until the Closing, subject only to applicable rules and regulations of the FCC, each SFX Party and Capstar, as the case may be, shall afford the other and its representatives (including accountants and counsel) full access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business, to all its properties, books, records, and all other information with respect to its business, together with the opportunity to make copies of such books, records, and other documents and to discuss its business with such of its officers, directors, station managerial personnel (including the Station Management of each Capstar Station or SFX Station, as applicable), accountants, consultants, and counsel as the other deems reasonably necessary or appropriate for the purposes of familiarizing itself with the SFX Stations or Capstar Stations, as appropriate, including the right to visit the SFX Stations or the Capstar Stations, as applicable. In furtherance of the foregoing, each SFX Party and Capstar shall authorize and instruct their respective independent public accountants to meet with each other to discuss the business and accounts of each SFX Party and Capstar and to make available (with the opportunity to make copies) to either the SFX Parties or Capstar and their representatives, including their independent public accountants, all the work papers of their respective accountants related to the audit of the consolidated financial statements of SFX Broadcasting, Inc. or Capstar, as applicable.

                 (b) Within 30 days after the end of each calendar month, each SFX Party and Capstar shall deliver to each other, for each of the Capstar Stations or SFX Stations, as applicable, and for each other as a whole, monthly operating statements (in a form consistent with the monthly operating statements previously supplied to each other) prepared in the ordinary course of business for internal purposes. In addition, within 45 days after the end of each calendar quarter, each SFX Party and Capstar, for each of the Capstar Stations or SFX Stations, as applicable, quarterly statements prepared in the ordinary course for internal purposes containing a detailed listing of all trade and barter agreements of each Capstar Station or SFX Station, as applicable, showing the status of all such agreements as of the end of the quarter. Each SFX Party and Capstar shall deliver to each other the rating books and such other ratings information subscribed to by each party including, without limitation, Arbitrends, Accuratings or any other written information reflective of the quantitative or qualitative nature of the audiences of the Capstar Stations or SFX Stations, as applicable, for each of the Capstar Stations or SFX Stations, as applicable, upon receipt of the same by any officer or director of either party. Each SFX Party and Capstar shall instruct its respective Station Management to provide such information and reports to each other's corporate officers promptly upon receipt by such Station Management. In addition, as soon as the same are distributed to each parties' officers or directors, each SFX Party and Capstar will provide each other with copies of each Capstar Station's or SFX Station's, as applicable, weekly sales pacing reports.

                 (c) Without duplication of Section 7.1(b), at such time as either party provides the same to its lenders, they shall provide the other party with copies of the financial statements and other information delivered by such party to such lenders.

                 (d) Capstar and each SFX Party acknowledge that the confidential information and data obtained or possessed by each of them, including the information gathered under this Section 7.1, concerning the business affairs of the SFX Stations and Capstar Stations, as applicable, (the "Confidential Information") is, until Closing, the property of the SFX Parties and Capstar, respectively. Therefore, Capstar and each SFX Party agree that they will not disclose to any person or use for their own account any of the Confidential Information unless and to the extent that such Confidential Information (a) is required to be disclosed by law or pursuant to a judicial order or decree, or (b) becomes generally known to and available for use by the public other than as a result of the act or omission to act of Capstar or any SFX Party, as applicable. Capstar and each SFX

Party, as applicable, agree to deliver to the other, at any time before the Closing, all memoranda, notes, plan, records, reports, and other documents (and copies thereof) relating to the conduct of the SFX Stations and Capstar Stations, as applicable, of which they may then possess or have under their control.

                 (e) Notwithstanding the foregoing, Sections 7.1(a), 7.1(b), and 7.1(c) shall apply to Capstar only after the Capstar Date.

         7.2.    NOTIFICATION OF CERTAIN MATTERS.

                 (a) Each SFX Party and Capstar shall give prompt written notice to each other of (i) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) the failure of such party, or any officer, director, employee, or agent of such party, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence of a Station Event (as defined in Section 9.1), and (iv) the occurrence of any threat made to such party by any General Manager, Station Manager, General Sales Manager, Programming Director, or on-air talent of a Capstar Station or SFX Station, as applicable, to resign or otherwise terminate their employment or independent contractor relationship with such party. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder. Notwithstanding the foregoing, Section 7.2(a)(iii) and 7.2(a)(iv) shall apply to Capstar only after the Capstar Date.

                 (b) If any SFX Party or Capstar (or their respective FCC counsel) receive an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect such party's ability to consummate the transactions contemplated hereby, such party shall promptly notify the other party thereof and shall use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement; provided, however, that no party shall be required pursuant to this Section 7.2(b) to divest itself or cause any Affiliate thereof to divest itself of any media business or interest therein.

         7.3. APPLICATION FOR FCC CONSENTS. By the tenth business day after the Capstar Date, each SFX Party will, and will cause all necessary persons or entities to join in one or more applications filed with the FCC requesting the FCC's written consent to the assignment of the SFX FCC Licenses, pursuant to this Agreement (the "SFX Applications"), and Capstar will, and will cause all necessary persons or entities to join in one or more applications filed with the FCC requesting the FCC's written consent to the assignment of the Capstar FCC Licenses, pursuant to this Agreement (the "Capstar Applications" and together with the SFX Applications, the "Applications"). The parties will take all proper steps reasonably necessary (a) to diligently prosecute the Applications and (b) to obtain the Capstar FCC Consents and SFX FCC Consents. The failure by any party to timely file or diligently prosecute its portion of any Application shall be a material breach of this

Agreement; provided, however, that no party shall be required pursuant to this
Section 7.3 to divest itself or cause any Affiliate thereof to divest itself of any media business or interest therein.

         7.4. CONTROL OF STATIONS. This Agreement shall not be consummated until after the Capstar FCC Consents and the SFX FCC Consents with respect to the Applications referred to in Section 7.3 are granted and have become Capstar Final Orders and SFX Final Orders unless Capstar or any SFX Party, as applicable, waives the SFX Final Orders or the Capstar Final Orders, as applicable. Between the date of this Agreement and the Closing Date, Capstar will not directly or indirectly control, supervise or direct the operation of the SFX Stations. Further, between the date of this Agreement and the Closing Date, the SFX Parties shall, directly or indirectly, supervise and control the operation of the SFX Stations. Such operation shall be the sole responsibility of the SFX Parties. In addition, between the date of this Agreement and the Closing Date, the SFX Parties will not directly or indirectly control, supervise or direct the operation of the Capstar Stations. Further, between the Capstar Date and the Closing Date, Capstar shall, directly or indirectly, supervise and control the operation of the Capstar Stations. Such operation shall be the sole responsibility of Capstar.

         7.5. OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities (other than the FCC) such requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, promptly following the execution of this Agreement, the parties shall (a) file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date and (b) make all necessary filings and, thereafter, make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws. Nothing in this Section 7.5 shall require any party to divest itself or to cause any Affiliate thereof to divest itself of any media business or interest therein.

         7.6. BROKERS OR FINDERS. Each SFX Party, jointly and severally, and Capstar represents and warrants that it has not engaged an agent, broker, investment banker, or other person who will be entitled to any broker's or finder's fee or any commission or similar fee payable by the other party in connection with any of the transactions contemplated by this Agreement.

         7.7.    BULK SALES LAW.

                 (a) Capstar agrees to waive compliance by each SFX Party with the requirements of any bulk sales or fraudulent conveyance statute, and each SFX Party agrees to indemnify and hold Capstar harmless against any claim made against Capstar by any creditor of any SFX Party as a result of a failure to comply with any such statute.

                 (b) Each SFX Party agrees to waive compliance by Capstar with the requirements of any bulk sales or fraudulent conveyance statute, and Capstar agrees to indemnify and hold each SFX Party harmless against any claim made against such SFX Party by any creditor of Capstar as a result of a failure to comply with any such statute.

         7.8.    RISK OF LOSS - SFX ASSETS.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the SFX Assets from any cause whatsoever shall be borne by the SFX Parties at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation, or condemnation, whether or not covered by insurance, each SFX Party shall promptly notify Capstar of such loss, damage, impairment, confiscation, or condemnation.

                 (b) If the SFX Parties, at their expense, repair, replace, or restore such SFX Assets to their prior condition to the satisfaction of Capstar before the Closing, the SFX Parties shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

                 (c) If the SFX Parties do not or cannot restore or replace lost, damaged, impaired, confiscated or condemned SFX Assets having a replacement cost in excess of $100,000 in the aggregate or informs Capstar that they do not intend to restore or replace such SFX Assets, Capstar may at its option:

                          (i) terminate this Agreement by notice forthwith without any further obligation hereunder; or

                          (ii) proceed to the Closing of this Agreement without the SFX Parties completing the restoration and replacement of such SFX Assets, provided that each SFX Party shall assign all rights under applicable insurance policies and condemnation awards, if any, to Capstar; and in such event, each SFX Party shall have no further liability with respect to the condition of the SFX Assets directly attributable to the loss, damage, impairment, confiscation, or condemnation.

                 (d) Capstar will notify each SFX Party of a decision under the options described in Section 7.8(c)(i) or (ii) above within ten business days after any SFX Party's notice to Capstar of the damage or destruction of SFX Assets and the estimate of the costs to repair or replace; provided, however, that if such SFX Party states that it intends to restore the damaged SFX Assets and if such SFX Party has not restored such damaged SFX Assets immediately prior to the Closing Date, notwithstanding Capstar's prior delivery of a notice to proceed pursuant to this Section 7.8(d), Capstar shall have the right to either postpone the Closing or terminate this Agreement by notice forthwith.

         7.9.    RISK OF LOSS - CAPSTAR ASSETS.

                 (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Capstar Assets from any cause whatsoever shall be borne by Capstar at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation, or condemnation, whether or not covered by insurance, Capstar shall promptly notify a SFX Party of such loss, damage, impairment, confiscation, or condemnation.

                 (b) If Capstar, at its expense, repairs, replaces, or restores such Capstar Assets to their prior condition to the satisfaction of a SFX Party before the Closing, Capstar shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

                 (c) If Capstar does not or cannot restore or replace lost, damaged, impaired, confiscated or condemned Capstar Assets having a replacement cost in excess of $100,000 in the aggregate or informs a SFX Party that it does not intend to restore or replace such Capstar Assets, the SFX Parties may at their option:

                          (i) terminate this Agreement by notice forthwith without any further obligation hereunder; or

                          (ii) proceed to the Closing of this Agreement without Capstar completing the restoration and replacement of such Capstar Assets, provided that Capstar shall assign all rights under applicable insurance policies and condemnation awards, if any, to the SFX Parties; and in such event, Capstar shall have no further liability with respect to the condition of the Capstar Assets directly attributable to the loss, damage, impairment, confiscation, or condemnation.

                 (d) The SFX Parties will notify Capstar of a decision under the options described in Section 7.9(c)(i) or (ii) above within ten business days after Capstar's notice to a SFX Party of the damage or destruction of Capstar Assets and the estimate of the costs to repair or replace; provided, however, that if Capstar states that it intends to restore the damaged Capstar Assets and if Capstar has not restored such damaged Capstar Assets immediately prior to the Closing Date, notwithstanding the SFX Parties' prior delivery of a notice to proceed pursuant to this Section 7.9(d), the SFX Parties shall have the right to either postpone the Closing or terminate this Agreement by notice forthwith.

         7.10.   ADDITIONAL AGREEMENTS.

                 (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall take all such action.


                 (b)      Without limiting the generality of the foregoing
Section 7.10(a), if, after the Closing Date, any SFX Party seeks indemnification or recovery from one or more other parties to a Capstar Assumed Contract, or otherwise seeks to enforce such Capstar Assumed Contract, and, in order to obtain such indemnification, recovery or enforcement, it is necessary for Capstar to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to such SFX Party, then, at the request and the sole expense of such SFX Party, Capstar shall take such action as such SFX Party may reasonably request in connection with such SFX Party's efforts to obtain such indemnification, recovery or enforcement.

                 (c)      Without limiting the generality of the foregoing
Section 7.10(a), if, after the Closing Date, Capstar seeks indemnification or recovery from one or more other parties to a SFX Assumed Contract, or otherwise seeks to enforce such SFX Assumed Contract, and, in order to obtain such indemnification, recovery or enforcement, it is necessary for any SFX Party to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to Capstar, then, at the request and the sole expense of Capstar, such SFX Party shall take such action as Capstar may reasonably request in connection with Capstar's efforts to obtain such indemnification, recovery or enforcement.

         7.11.   ACCOUNTS RECEIVABLE.

                 (a) All SFX Accounts Receivable shall remain the property of the SFX Parties. Each SFX Party hereby authorizes Capstar, however, to collect such receivables for a period of 120 days after the Closing. Each SFX Party shall deliver to Capstar a complete and detailed statement of each account within three days after Closing and Capstar shall use its reasonable efforts, consistent with its customary collection practices for its own accounts receivable, without compensation, to collect each SFX Account Receivable during such 120 days. During that period Capstar shall provide to each SFX Party a detailed bi-monthly statement of the SFX Accounts Receivable showing amounts collected to the date, and amounts outstanding as of the same date, and, within 15 days of the end of the period covered by such statement, deliver to a SFX Party the SFX Accounts Receivable report and a check for the amounts collected during such period. All payments received by Capstar during the 120-day period following the Closing Date from a person obligated with respect to a SFX Account Receivable shall be applied first to the SFX Parties' account and, only after full satisfaction thereof, to Capstar's account; provided, however, that if such person has, in the reasonable opinion of Capstar, a legitimate dispute with respect to such SFX Account Receivable and Capstar also has an account receivable from such person, Capstar shall notify the SFX Party of such dispute. If after 30 days following notification of such SFX Party, no resolution to the dispute has been reached by such person and such SFX Party, the payment shall be applied first to Capstar's account and only after the earlier to occur of full satisfaction of Capstar's account or resolution of such dispute, to such SFX Party's account. Capstar shall not be required to refer any SFX Account Receivable to a collection agency or an attorney for collection, nor shall it compromise, settle, or adjust any SFX Account Receivable having a value in excess of $5,000 without receiving the approval of any SFX Party. Each SFX Party shall take no action with respect to the SFX Accounts Receivable, such as litigation, until the expiration of such 120-day period. Following the expiration of said 120-day period, each SFX Party shall be free to take such action as such SFX Party may in its sole discretion determine to collect any SFX Accounts Receivable then outstanding.

                 (b) All Capstar Accounts Receivable shall remain the property of Capstar. Capstar hereby authorizes each SFX Party, however, to collect such receivables for a period of 120 days after the Closing. Capstar shall deliver to a SFX Party a complete and detailed statement of each account within three days after Closing and such SFX Party shall use its reasonable efforts, consistent with their customary collection practices for their own accounts receivable, without compensation, to collect each Capstar Account Receivable during such 120 days. During that period such SFX Party shall provide to Capstar a detailed bi-monthly statement of the Capstar Accounts Receivable showing amounts collected to the date, and amounts outstanding as of the same date, and, within 15 days of the end of the period covered by such statement, deliver to Capstar the Capstar Accounts Receivable report and a check for the amounts collected during such period. All payments received by such SFX Party during the 120-day period following the Closing Date from a person obligated with respect to a Capstar Account Receivable shall be applied first to Capstar's account and, only after full satisfaction thereof, to such SFX Party's account; provided, however, that if such person has, in the reasonable opinion of such SFX Party, a legitimate dispute with respect to such Capstar Account Receivable and such SFX Party also has an account receivable from such person, such SFX Party shall notify Capstar of such dispute. If after 30 days following notification of Capstar, no resolution to the dispute has been reached by such person and Capstar, the payment shall be applied first to such SFX Party's account and only after the earlier to occur of full satisfaction of such SFX Party's account or resolution of such dispute, to Capstar's account. Such SFX Party shall not be required to refer any Capstar Account Receivable to a collection agency or an attorney for collection, nor shall they compromise, settle, or adjust any Capstar Account Receivable having a value in excess of $5,000 without receiving the approval of Capstar. Capstar shall take no action with respect to the Capstar Accounts Receivable, such as litigation, until the expiration of such 120-day period. Following the expiration of said 120-day period, Capstar shall be free to take such action as Capstar may in its sole discretion determine to collect any Capstar Accounts Receivable then outstanding.



                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1. CONDITIONS TO EACH PARTY'S OBLIGATION. The respective obligations of Capstar and each SFX Party to effect the transactions contemplated hereby are subject to the satisfaction (or, in the case of the conditions specified in the last two sentences of Section 8.l(a), the waiver by Capstar and the SFX Parties, respectively) on or prior to the Closing Date of the following conditions:

                 (a) Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained. The SFX FCC Consents shall have become SFX Final Orders and shall be in form and substance satisfactory to Capstar. The Capstar FCC Consents shall have become Capstar Final Orders and shall be in form and substance satisfactory to each SFX Party.

                 (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal





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
restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                 (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

                 (d) Benchmark Acquisition. The Benchmark Acquisition shall have been consummated and all of the conditions to closing such acquisition shall have been satisfied.

         8.2. CONDITIONS TO OBLIGATION OF CAPSTAR. The obligation of Capstar to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by
Capstar:

                 (a) Representations and Warranties. The representations and warranties of each SFX Party set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of each SFX Party contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except to the extent that any inaccuracies in such representations or warranties (without regard to materiality (including Material Adverse Effect) qualifications) do not and would not reasonably be expected to, have a Material Adverse Effect on each SFX Party taken as a whole. In addition, Capstar shall have received a certificate to such effect signed on behalf of each SFX Party by the chief executive officer or by the chief financial officer of each SFX Party.

                 (b) Performance of Obligations. Each SFX Party shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Capstar shall have received a certificate to such effect signed on behalf of each SFX Party by the chief executive officer or by the chief financial officer of each SFX Party.

                 (c) Consents Under Agreements. Capstar shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a SFX Contract identified in
Schedule 3.1(o) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby and such consent or approval shall be in form and substance satisfactory to Capstar.

                 (d) Legal Opinions. Capstar shall have received from Richard A. Liese, counsel for the SFX Parties, such opinions dated the Closing Date, in substantially the form attached as Exhibit G hereto, which opinions, if requested by Capstar, shall expressly provide that they may be relied upon by Capstar's lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby. Capstar shall have received from Fisher, Wayland, Cooper, Leader & Zaragoza L.L.P., FCC counsel to the SFX Parties, an opinion relating to FCC matters, dated the Closing Date, in substantially the form as Exhibit H hereto, which opinions, if requested by Capstar shall expressly provide that they may be relied upon by Capstar's lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby.

                 (e) Real Estate Title Commitment. Within 30 days after the date of this Agreement, each SFX Party, at Capstar's sole cost and expense, shall have obtained a preliminary report on title to the SFX Owned Real Property covering a date subsequent to the date of this Agreement, issued by the Title Company, which preliminary report shall contain a commitment (the "SFX Title Commitments") of the Title Company to issue an owner's title insurance policy at Capstar's cost as Capstar may reasonably require (the "SFX Title Policy") insuring the fee simple absolute interest of Capstar in the SFX Owned Real Property. The SFX Title Commitments shall be in the amount set forth in Schedule 8.2(e) and shall be subject only to the standard printed exceptions and: (i) liens of current state and local property taxes which are not delinquent or subject to penalty; (ii) unviolated zoning regulations and restrictive covenants and easements of record which do not detract from the value of the SFX Owned Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby as heretofore used by each SFX Party or the SFX Stations; (iii) public utility easements of record, in customary form, to serve the SFX Owned Real Property; and (iv) SFX Permitted Encumbrances. Such title policy shall be issued on the Closing Date.

                 (f) Survey. If requested by Capstar, each SFX Party, at Capstar's sole cost and expense, shall have obtained a survey of the SFX Owned Real Property as of a date subsequent to the date hereof which shall: (i) be prepared by a registered land surveyor reasonably acceptable to Capstar; (ii) be certified to the Title Company and to Capstar; and (iii) show with respect to the SFX Owned Real Property: (A) the legal description of the SFX Owned Real Property (which shall be the same as the SFX Title Policy pertaining thereto); (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way across or serving the SFX Owned Real Property (including any off-site easements affecting or appurtenant thereto); (C) no encroachments upon the SFX Owned Real Property or adjoining parcels by buildings, structures or improvements and no other survey defects; (D) access to such parcel from a public street; and (E) a flood certification reasonably satisfactory to Capstar to the effect that no portion of the SFX Owned Real Property is located within a flood hazard area.

                 (g) Fairness Opinion. Capstar shall have received a written opinion from an independent investment banking firm of nationally recognized standing that the transactions contemplated by this Agreement are fair to Capstar from a financial point of view.

                 (h) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by each SFX Party pursuant to Section 9.2 shall have been delivered.

         8.3. CONDITIONS TO OBLIGATION OF THE SFX PARTIES. The obligation of the SFX Parties to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by any SFX Party:

                 (a) Representations and Warranties. The representations and warranties of Capstar set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Capstar contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement (unless otherwise limited to events, acts or omissions occurring or conditions coming into existence on or after the closing of the Benchmark Acquisition) and as of the Closing Date as though made on and as of the Closing Date except to the extent that any inaccuracies in such representations or warranties (without regard to materiality (including Material Adverse Effect) qualifications) do not and would not reasonably be expected to, have a Material Adverse Effect on Capstar taken as a whole. In addition, the SFX Parties shall have received a certificate to such effect signed on behalf of Capstar by the chief executive officer or by the chief financial officer of Capstar.

                 (b) Performance of Obligations. Capstar shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and the SFX Parties shall have received a certificate to such effect signed on behalf of Capstar by the chief executive officer or by the chief financial officer of Capstar.

                 (c) Consents Under Agreements. The SFX Parties shall have been furnished with evidence reasonably satisfactory to them of the consent or approval of each person that is a party to a Capstar Contract identified in Schedule 3.2(o) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby and such consent or approval shall be in form and substance satisfactory to the SFX Parties.

                 (d) Legal Opinions. The SFX Parties shall have received from Vinson & Elkins L.L.P., counsel to Capstar, an opinion, dated the Closing Date, in substantially the form attached as Exhibit E hereto, which opinions, if requested by the SFX Parties, shall expressly provide that they may be relied upon by the SFX Parties' lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby. The SFX Parties shall have received from Leibowitz & Associates, P.A., FCC counsel to Capstar, an opinion relating to FCC matters, dated the Closing Date, in substantially the form as Exhibit F hereto, which opinions, if requested by the SFX Parties shall expressly provide that they may be relied upon by the SFX Parties' lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby.

                 (e) Real Estate Title Commitment. Within 30 days after the Capstar Date, Capstar, at the SFX Parties' sole cost and expense, shall have obtained a preliminary report on title to the Capstar Owned Real Property covering a date subsequent to the date of this Agreement, issued by the Title Company, which preliminary report shall contain a commitment (the "Capstar Title Commitment") of the Title Company to issue an owner's title insurance policy at the SFX Parties' cost as the SFX Parties may reasonably require (the "Capstar Title Policy") insuring the fee simple absolute interest of a SFX Party in the Capstar Owned Real Property. The Capstar Title Commitment shall be in the amount set forth in Schedule 8.3(e) and shall be subject only to the standard printed exceptions and: (i) liens of current state and local property taxes which are not delinquent or subject to penalty; (ii) unviolated zoning regulations and restrictive covenants and easements of record which do not detract from the value of the Capstar Owned Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby as heretofore used by Capstar or the Capstar Stations; (iii) public utility easements of record, in customary form, to serve the Capstar Owned Real Property; and (iv) Capstar Permitted Encumbrances. Such title policy shall be issued on the Closing Date.

                 (f) Survey. If requested by the SFX Parties, Capstar, at the SFX Parties' sole cost and expense, shall have obtained a survey of the Capstar Owned Real Property as of a date subsequent to the Capstar Date which shall: (i) be prepared by a registered land surveyor reasonably acceptable to the SFX Parties; (ii) be certified to the Title Company and to the SFX Parties; and (iii) show with respect to the Capstar Owned Real Property: (A) the legal description of the Capstar Owned Real Property (which shall be the same as the Capstar Title Policy pertaining thereto); (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way across or serving the Capstar Owned Real Property (including any off-site easements affecting or appurtenant thereto);
(C) no encroachments upon the Capstar Owned Real Property or adjoining parcels by buildings, structures or improvements and no other survey defects; (D) access to such parcel from a public street; and (E) a flood certification reasonably satisfactory to the SFX Parties to the effect that no portion of the Capstar Owned Real Property is located within a flood hazard area.

                 (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Capstar pursuant to
Section 9.2 shall have been delivered.


                                   ARTICLE IX

                                    CLOSING

         9.1. CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, or at such other place and time as any SFX Party and Capstar may agree, the Closing will take place at the offices of Vinson & Elkins L.L.P., Dallas, Texas, at 10:00 a.m., local time, on the 10th business day after the latest to occur of the day on which (i) the SFX FCC Consents have been granted by SFX Final Order or (ii) the Capstar FCC Consents have been granted by Capstar Final Order (the "Closing Date"). Notwithstanding the foregoing:

                 (a) In the case of a Capstar Station Event (as defined below), (i) if the Cessation Date (as defined below) is 60 days or less after the Event Date (as defined below), the SFX Parties, in their discretion, may extend the Closing Date to a date not later than the 30th day after the Cessation Date, (ii) if the Cessation Date is more than 60, but less than 90, days after the Event Date, the SFX Parties, in their discretion, shall elect on the first to occur of the 10th business day after the Cessation Date or the 90th day (or, if not a business day, the next business day) after the Event Date (the "SFX Election Date") to either (A) close the transactions contemplated by this Agreement on the later to occur of the fifth business day after the SFX Election Date or the 90th day (or, if not a business day, the next business day) after the Event Date or (B) terminate this Agreement, or
(iii) if the Cessation Date has not occurred by the 90th day after the Event Date, then on the 90th day (or, if not a business day, the next business day) after the Event Date, the SFX Parties, in their discretion, shall elect to close the transactions contemplated by this Agreement on the fifth business day thereafter or terminate this Agreement;

                 (b) In the case of a SFX Station Event (as defined below), (i) if the Cessation Date (as defined below) is 60 days or less after the Event Date (as defined below), Capstar, in its discretion, may extend the Closing Date to a date not later than the 30th day after the Cessation Date,
(ii) if the Cessation Date is more than 60, but less than 90, days after the Event Date, Capstar, in its discretion, shall elect on the first to occur of the 10th business day after the Cessation Date or the 90th day (or, if not a business day, the next business day) after the Event Date (the "Capstar Election Date") to either (A) close the transactions contemplated by this Agreement on the later to occur of the fifth business day after the Capstar Election Date or the 90th day (or, if not a business day, the next business day) after the Event Date or (B) terminate this Agreement, or (iii) if the Cessation Date has not occurred by the 90th day after the Event Date, then on the 90th day (or, if not a business day, the next business day) after the Event Date, Capstar, in its discretion, shall elect to close the transactions contemplated by this Agreement on the fifth business day thereafter or terminate this Agreement;

                 (c) If a Cure Period (as defined in Sections 10.1(c)(i) and 10.1(d)(1)) has not ended on or before the Closing Date, the Closing Date shall be extended to the end of the Cure Period; and

                 (d) If the Closing does not occur within 80 days after the date of both the SFX Final Order and the Capstar Final Order, the parties shall request approval from the FCC to extend the Closing so that the Closing contemplated hereunder will not violate any FCC rules or regulations.

         For purposes of this Agreement, a "Capstar Station Event" shall mean any act of nature (including fires, floods, earthquakes, and storms), calamity, casualty or condemnation or the act or omission to act of any state or federal regulatory agency having jurisdiction over the Capstar Stations that has caused one or more Capstar Station(s) not to be operating in a manner substantially consistent with the operations conducted before such act, omission, calamity, casualty, condemnation or agency action occurred or not in compliance with the respective Capstar Station License(s); a "SFX Station Event" shall mean any act of nature (including fires, floods, earthquakes, and storms), calamity, casualty or condemnation or the act or omission to act of any state or federal regulatory agency having jurisdiction over any SFX Station that has caused one or more SFX Station(s) not to be operating in a manner substantially consistent with the operations conducted before such act, omission, calamity, casualty, condemnation or agency action occurred or not in compliance with the respective SFX Station License(s); an "Event Date" shall mean the date on which a Capstar Station Event or SFX Station Event, as applicable, occurs; and a "Cessation Date" shall mean the date on which a Capstar Station Event or SFX Station Event, as applicable, ends.

         9.2.    ACTIONS TO OCCUR AT CLOSING.

                 (a) At the Closing, the SFX Parties shall deliver to Capstar the following:

                          (i)     Certificates.  The certificates referred to
in Section 8.2(a) and (b);

                          (ii)    Assumption Agreements.  A counterpart of the
SFX Assumption Agreement and the Capstar Assumption Agreement executed by each SFX Party;

                          (iii)    Legal Opinions.  The opinions of counsel
referred to in Section 8.2(d);

                          (iv)    Transfer Documents.  The duly executed SFX
Bill of Sale and Assignment, together with any other assignments and other transfer documents as requested by Capstar;

                          (v)     Consents; Acknowledgments.  The original of
each Consent;

                          (vi)    Estoppel Certificates.  Estoppel certificates
from the lessor(s) of the SFX Leased Real Property in a form and substance satisfactory to Capstar and its lenders or other financing sources;

                          (vii)   Licenses, Contracts, Business Records, Etc.
To the extent they are in the possession of any SFX Party, copies of all SFX Licenses, SFX Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records and all files and records used by each SFX Party in connection with a SFX Station's business and operations, which copies shall be available at the Closing or at a SFX Station's principal business offices;

                          (viii)  SFX Warranty Deed.  A SFX Warranty Deed
executed by each SFX Party conveying fee simple title to the SFX Owned Real Property to Capstar, subject only to the SFX Permitted Encumbrances, in proper statutory form for recording together with documentary stamps affixed thereto;

                          (ix)    No-Lien Affidavit.  A standard No-Lien
Affidavit executed by each SFX Party, which shall be in the recordable form and otherwise satisfactory to the Title Company in order to delete the standard printed exceptions relating to mechanics' liens and parties-in-possession;

                          (x)     GAP Affidavit.  An affidavit, if requested by
the Title Company, as may be necessary to insure the gap between the effective date of the SFX Title Commitment to and through the date of the recordation of the deed to the SFX Owned Real Property;

                          (xi)    Title Requirements.  Such other documents as
shall be reasonably required by the Title Company as called for or required under the terms of any title policy obtained or issued to Capstar;

                          (xii)   Section 1445(b)(2) Affidavit.   Capstar shall
receive from the chief executive officer or chief financial officer of each SFX Party a non-foreign affidavit within the meaning of section 1445(b)(2) of the Code; and

                          (xiii)  Organizational Documents.  True and complete
copies of their Articles of Incorporation, Bylaws, certificate of limited partnership, or limited partnership agreement, as applicable, as in effect on the Closing Date.

                 (b) At the Closing, Capstar shall deliver to the SFX Parties the following:

                          (i)      Certificates.  The certificates described
in Section 8.3(a) and (b);

                          (ii)    Assumption Agreements.  A counterpart of the
Capstar Assumption Agreement and the SFX Assumption Agreement executed by
Capstar;

                          (iii)   Legal Opinions.  The opinions of counsel
referred to in Section 8.3(d);

                          (iv)    Transfer Documents.  The duly executed
Capstar Bill of Sale and Assignment, together with any other assignments and other transfer documents as requested by the SFX Parties;

                          (v)     Consents; Acknowledgments.  The original of
each Consent;

                          (vi)    Estoppel Certificates.  Estoppel certificates
from the lessor(s) of the Capstar Leased Real Property in a form and substance satisfactory to the SFX Parties and their lenders or other financing sources;

                          (vii)   Licenses, Contracts, Business Records, Etc.
To the extent they are in the possession of Capstar, copies of all Capstar Licenses, Capstar Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records and all files and records used by Capstar in connection with a Capstar Station's business and operations, which copies shall be available at the Closing or at a Capstar Station's principal business offices;

                          (viii)  Capstar Warranty Deed.  A Capstar Warranty
Deed executed by Capstar conveying fee simple title to the Capstar Owned Real Property to the SFX Parties, subject only to the Capstar Permitted Encumbrances, in proper statutory form for recording together with documentary stamps affixed thereto;

                          (ix)    No-Lien Affidavit.  A standard No-Lien
Affidavit executed by Capstar, which shall be in the recordable form and otherwise satisfactory to the Title Company in order to delete the standard printed exceptions relating to mechanics' liens and parties-in-possession;

                          (x)     GAP Affidavit.  An affidavit, if requested by
the Title Company, as may be necessary to insure the gap between the effective date of the Capstar Title Commitment to and through the date of the recordation of the deed to the Capstar Owned Real Property;

                          (xi)    Title Requirements.  Such other documents as
shall be reasonably required by the Title Company as called for or required under the terms of any title policy obtained or issued to the SFX Parties;

                          (xii)   Section 1445(b)(2) Affidavit.   The SFX
Parties shall receive from the chief executive officer or chief financial officer of Capstar a non-foreign affidavit within the meaning of section 1445(b)(2) of the Code; and

                          (xiii)  Articles of Incorporation and Bylaws.  True
and complete copies of its Articles of Incorporation and Bylaws, as in effect on the Closing Date.


                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

         10.1.   TERMINATION.  This Agreement may be terminated prior to the
Closing:

                 (a)      by mutual consent of Capstar and each SFX Party; or

                 (b)      by either Capstar or the SFX Parties:

                          (i)     if a court of competent jurisdiction or other
Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

                          (ii)    if, for any reason, the FCC denies or
dismisses any of the Capstar Applications or SFX Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                          (iii)   if, for any reason, any of the Capstar
Applications or SFX Applications is designated for an evidentiary hearing by the FCC;

                          (iv)    if the Closing shall not have occurred by the
later of May 1, 1998, or the date to which the Closing Date is extended pursuant to the second sentence of Section 9.1; provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                 (c)      by Capstar:

                          (i)     if there shall have been any material breach
(which breach shall not have been cured within 20 days (the "Cure Period") following receipt by an SFX Party of written notice of such breach) on the part of any SFX Party of (A) any representation or warranty set forth in this Agreement (provided that any representation or warranty of a party contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby), which breach or breaches, when aggregated with any other such breaches, has or would reasonably be expected to have a Material Adverse Effect on the SFX Assets or on Capstar's ability to operate the SFX Stations in substantially the same manner as they are presently operated by each SFX Party or (B) any covenant or agreement;

                          (ii)    pursuant to the provisions of Section 7.8;

                          (iii)   with respect to a SFX Station Event, at its
option, as provided in the second sentence of Section 9.1;

                          (iv)    if the FCC grants any of the SFX Applications
with any adverse conditions not generally imposed on grants of such applications and the time for reconsideration or court review under the Communications Act with respect to such adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                          (v)     If within twenty (20) days after the receipt
from the SFX Parties of the Schedules, the Existing SFX ESAs, and underlying documentation, as contemplated by this Agreement, Capstar in its sole and absolute discretion is not satisfied with the information contained therein; or

                 (d)      by the SFX Parties:

                          (i)     if there shall have been any material breach
(which breach shall not have been cured within 20 days (the "Cure Period") following receipt by Capstar of written notice of such breach) on the part of Capstar of (A) any representation or warranty set forth in this Agreement (provided that any representation or warranty of a party contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby), which breach or breaches, when aggregated with any other such breaches, has or would reasonably be expected to have a Material Adverse Effect on the Capstar Assets or on the SFX Parties' ability to operate the Capstar Stations in substantially the same manner as they shall be operated by Capstar after the Capstar Date or (B) any covenant or agreement;

                          (ii)    pursuant to the provisions of Section 7.9;

                          (iii)   with respect to a Capstar Station Event, at
its option, as provided in the second sentence of Section 9.1;

                          (iv)    if the FCC grants any of the Capstar
Applications with any adverse conditions not generally imposed on grants of such applications and the time for reconsideration or court review under the Communications Act with respect to such adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                          (v)     if within twenty (20) days after the receipt
from Capstar the Schedules, the Existing Capstar ESAs, and underlying documentation, as contemplated by this Agreement, the SFX Parties in their sole and absolute discretion are not satisfied with the information contained therein.

         For purposes of subsections 10.1(c)(iv) and 10.1(d)(iv), the parties acknowledge and agree that the FCC's imposition of Equal Employment Opportunity reporting conditions shall not be deemed to constitute "adverse conditions" within the meaning of such subsection. The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other party.

         10.2.   EFFECT OF TERMINATION.

                 (a) In the event of a termination of this Agreement by any SFX Party or Capstar as provided above, there shall be no liability on the part of Capstar or any SFX Party, except for liability arising out of a breach of this Agreement.

                 (b) If this Agreement is terminated by the SFX Parties pursuant to Section 10.1(d)(i), the parties agree and acknowledge that the SFX Parties will suffer damages that are not practicable to ascertain.
Accordingly, in such event and if within 10 business days after termination of this Agreement by the SFX Parties pursuant to Section 10.1(d)(i), each SFX Party delivers to Capstar a written demand for liquidated damages, subject to Capstar's receipt of a counterpart of the Release executed by each of the SFX Parties, the SFX Parties shall be entitled to the sum of $2,000,000 as liquidated damages payable by Capstar within 10 business days after receipt of the SFX Parties' written demand. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by the SFX Parties pursuant to Section 10.1(d)(i). Each SFX Party agrees that, to the fullest extent permitted by law, such SFX Party's right to payment of such liquidated damages as provided in this Section 10.2(b) shall be its sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that such SFX Party may suffer or allege to suffer as a result of any claim or cause of action asserted by the SFX Parties relating to or arising from breaches of the representations, warranties or covenants of Capstar contained in this Agreement and to be made or performed at or prior to the Closing.

                 (c) If this Agreement is terminated by Capstar pursuant to Section 10.1(c)(i), the parties agree and acknowledge that Capstar will suffer damages that are not practicable to ascertain. Accordingly, in such event and if within 10 business days after termination of this Agreement by Capstar pursuant to Section 10.1(c)(i), Capstar delivers to any SFX Party a written demand for liquidated damages, subject to such SFX Party's receipt of a counterpart of the Release executed by Capstar, Capstar shall be entitled to the sum of $2,000,000 as liquidated damages payable by the SFX Parties within 10 business days after receipt of Capstar's written demand. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by Capstar pursuant to Section 10.1(c)(i). Capstar agrees that, to the fullest extent permitted by law, Capstar's right to payment of such liquidated damages as provided in this Section 10.2(d) shall be its sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Capstar may suffer or allege to suffer as a result of any claim or cause of action asserted by Capstar relating to or arising from breaches of the representations, warranties or covenants of any SFX Party contained in this Agreement and to be made or performed at or prior to the Closing.


                                   ARTICLE XI

                                INDEMNIFICATION

         11.1.   INDEMNIFICATION OF CAPSTAR.  Subject to the provisions of this
Article XI, each SFX Party, jointly and severally, agrees to indemnify and hold harmless the Capstar Indemnified Parties from and against any and all Capstar Indemnified Costs.

         11.2. INDEMNIFICATION OF THE SFX PARTIES. Subject to the provisions of this Article XI, Capstar agrees to indemnify and hold harmless the SFX Indemnified Parties from and against any and all SFX Indemnified Costs.

         11.3. DEFENSE OF THIRD-PARTY CLAIMS. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article XI unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

                 (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

                 (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business;

                 (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

                 (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article XI and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

         11.4. DIRECT CLAIMS. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         11.5. LIMITATIONS. Subject to Section 12.17 hereof, the following provisions of this Section 11.5 shall be applicable after the time of the
Closing:

                 (a) Minimum Loss. No Indemnifying Party shall be required to indemnify an Indemnified Party for Indemnified Representation Costs unless and until the aggregate amount of such Indemnified Representation Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article XI exceeds $100,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Representation Costs, subject to the limitations on recovery and recourse set forth in this Section 11.5 and subject to the exception contained in Section 12.17. For purposes of determining the aggregate amount of Minimum Loss suffered by an Indemnified Party, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein. In addition, in determining whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article XI, once the Minimum Loss requirement set forth in this clause (a) has been satisfied, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein.

                 (b) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Representation Costs pursuant to this Article XI unless a written claim for indemnification in accordance with Section 11.3 or
11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the first anniversary of the Closing Date, except that this time limitation shall not apply to any claims contemplated by Section 12.17.

                 (c) Limitation as to Amount. Subject to Section 12.17 hereof, no Indemnifying Party shall be liable for any Indemnified
Representation Costs pursuant to this Article XI in excess of $1,000,000.

                 (d)      Other Indemnified Costs.  The provisions of this
Section 11.5 shall only be applicable to Indemnified Representation Costs and shall not be applicable to any other Indemnified Costs.


                                  ARTICLE XII

                               GENERAL PROVISIONS

         12.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. Except as otherwise provided in the next two sentences, the representations and warranties set forth in this Agreement shall terminate on the first anniversary of the Closing Date. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction documents shall survive the Closing indefinitely. Article I, Article X, Article XI, this
Article XII, Section 7.1(d), Section 7.8, and Section 7.9 shall survive the termination of this Agreement.

         12.2. FURTHER ACTIONS. After the Closing Date, each party shall execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by the other party in order to transfer and assign to, and vest in, such party the SFX Assets or the Capstar Assets, as the case may be, pursuant to the terms of this Agreement.

         12.3. AMENDMENT AND MODIFICATION. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         12.4. WAIVER OF COMPLIANCE. Any failure of Capstar on the one hand, or any SFX Party, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         12.5. SPECIFIC PERFORMANCE. The parties recognize that in the event one party should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The other party shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, both parties hereby waive the defense that there is an adequate remedy at law.

         12.6. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

         12.7. EXPENSES AND OBLIGATIONS. Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. Notwithstanding the foregoing, (a) all sales taxes relating to the transfer of the Capstar Assets from Capstar to the SFX Parties shall be paid by Capstar and (b) all sales taxes relating to the transfer of the SFX Assets from each SFX Party to Capstar shall be paid by the SFX Parties. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

         12.8. PARTIES IN INTEREST. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article XI) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         12.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Capstar, to

                          Capstar Acquisition Company, Inc.
                          200 Crescent Court, Suite 1600
                          Dallas, Texas 75201
                          Attn: Lawrence D. Stuart, Jr.
                          Facsimile: (214) 740-7313

                          with copies to

                          Vinson & Elkins L.L.P.
                          3700 Trammell Crow Center
                          2001 Ross Avenue
                          Dallas, Texas  75201
                          Attn:   Michael D. Wortley
                          Facsimile: (214) 220-7716

                          Capstar Broadcasting Partners
                          600 Congress Avenue, Suite 1400
                          Austin, Texas 78701
                          Attn:  William S. Banowsky, Jr.
                          Facsimile:  (512) 404-6850

                          Leibowitz & Associates, P.A.
                          Suntrust International Center
                          One Southeast Third Avenue, Suite 1450
                          Miami, Florida  33131-1715
                          Attn:  Matt L. Leibowitz
                          Facsimile:  (305) 530-9417

                 (b)      If to the SFX Parties, to

                          SFX Broadcasting, Inc.
                          150 East 58th Street
                          New York, New York  10155
                          Attn:  Richard A. Liese
                          Facsimile:  (212) 407-9191

         12.10. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         12.11. ENTIRE AGREEMENT. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

         12.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         12.13. PUBLIC ANNOUNCEMENTS. Except as required by law, the SFX Parties and Capstar shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation. Prior to the Closing, neither the SFX Parties nor Capstar will issue any other press release or otherwise make any public statements regarding their business, except as may be required by applicable law. A report filed with a governmental agency shall not be a public statement.

         12.14.  ASSIGNMENT.

                 (a) Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise.

                 (b)      Notwithstanding subsection (a) of this Section 12.14,


                          (i) upon notice to the SFX Parties, Capstar may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of Capstar,

                          (ii) nothing in this Agreement shall limit Capstar's ability to make a collateral assignment of its rights under this Agreement, without the consent of any SFX Party, to any institutional lender that provides funds to Capstar,

                          (iii) upon notice to the Capstar, each SFX Party may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of any SFX Party, and

                           (iv) nothing in this Agreement shall limit any SFX Party's ability to make a collateral assignment of its rights under this Agreement, without the consent of Capstar, to any institutional lender that provides funds to such SFX Party.

Once an assignment and assumption occurs pursuant to Section 12.14(b)(i) above, such Affiliate shall assume all liabilities and obligations of Capstar Acquisition Company, Inc. under this Agreement, and Capstar Acquisition Company, Inc. shall be released from all liabilities and obligations pursuant to this Agreement. Once an assignment and assumption occurs pursuant to
Section 12.14(b)(iii) above, such Affiliate shall assume all liabilities and obligations of each SFX Party under this Agreement, and each SFX Party shall be released from all liabilities and obligations pursuant to this Agreement. Each party shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as the other party or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to such party that any such collateral assignment has been foreclosed upon, such party shall be entitled to deal exclusively with the other party as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Capstar's or each of the SFX Parties' assigns.

         12.15.  DIRECTOR AND OFFICER LIABILITY.

         (a) The directors, officers, and stockholders of Capstar and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that any SFX Party may assert) other than as an assignee of this Agreement.

         (b) The directors, officers, and stockholders of each SFX Party and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that Capstar may assert) other than as an assignee of this Agreement.

         12.16. NO REVERSIONARY INTEREST. The parties expressly agree, pursuant to Section 73.1150 of the FCC's rules, that no SFX Party retains any right to reassignment of any of the SFX FCC Licenses in the future, or to operate or use the facilities of the SFX Stations for any period beyond the Closing Date, and that Capstar does not retain any right to reassignment of any of the Capstar FCC Licenses in the future, or to operate or use the facilities of the Capstar Stations for any period beyond the Closing Date.

         12.17. NO WAIVER RELATING TO CLAIMS FOR FRAUD. The liability of any party under Article XI shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 11.5(a) (relating to Minimum Loss), 11.5(b) (relating to limitations on the period of time during which a claim for indemnification may be brought), or 11.5(c) (relating to limitations on the amount of indemnification costs), shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought, or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 12.17, nor any reference to this Section 12.17 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

         IN WITNESS WHEREOF, each of the SFX Parties and Capstar have caused this Agreement to be signed, all as of the date first written above.

                                  SFX BROADCASTING, INC.


                                  By:              /S/ Richard A. Liese
                                     -------------------------------------------
                                  Name:            Richard A. Liese
                                       -----------------------------------------
                                  Title:           Vice President
                                        ----------------------------------------

                                  SFX BROADCASTING OF KANSAS, INC.


                                  By:              /S/ Richard A. Liese
                                     -------------------------------------------
                                  Name:            Richard A. Liese
                                       -----------------------------------------
                                  Title:           Vice President
                                        ----------------------------------------

                                  SFXKS LIMITED PARTNERSHIP

                                  By:      SFX GP, Inc.
                                           Its General Partner


                                  By:              /S/ Richard A. Liese
                                     -------------------------------------------
                                  Name:            Richard A. Liese
                                       -----------------------------------------
                                  Title:           Vice President
                                        ----------------------------------------

                                  SFX BROADCASTING OF FLORIDA, INC.


                                  By:              /S/ Richard A. Liese
                                     -------------------------------------------
                                  Name:            Richard A. Liese
                                       -----------------------------------------
                                  Title:           Vice President
                                        ----------------------------------------

                                  SOUTHERN STARR LIMITED PARTNERSHIP

                                  By:      Southern Starr Communications, Inc.
                                           Its General Partner


                                  By:              /S/ Richard A. Liese
                                     -------------------------------------------
                                  Name:            Richard A. Liese
                                       -----------------------------------------
                                  Title:           Vice President
                                        ----------------------------------------

                          CAPSTAR ACQUISITION COMPANY, INC.


                          By:               /S/ William S. Banowsky, Jr.R
                             ---------------------------------------------------
                          Name:            William S. Banowsky, Jr.
                               -------------------------------------------------
                          Its:             Vice President
                              --------------------------------------------------

                                    ANNEX A

                                THE SFX STATIONS

                 CALL LETTERS                      LOCATION
                 ------------                      --------

                 KKRD-FM                           WICHITA, KANSAS
                 KRZZ-FM                           WICHITA, KANSAS
                 KNSS-AM                           WICHITA, KANSAS
                 WGNE-FM                           DAYTONA, FLORIDA

                                    ANNEX B

                              THE CAPSTAR STATIONS

         CALL LETTERS             LOCATION
         ------------             --------

         WFSC-FM                  GREENVILLE - SPARTANBURG, SOUTH CAROLINA
         WFNQ-FM                  GREENVILLE - SPARTANBURG, SOUTH CAROLINA
         WESC-AM                  GREENVILLE - SPARTANBURG, SOUTH CAROLINA
